Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 9, 2015

BY AND AMONG

BANK OF THE OZARKS, INC.,

BANK OF THE OZARKS,

C1 FINANCIAL, INC.

AND

C1 BANK

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Section 9.09.	Interpretation	91

Section 9.10.	Assignment	92

Section 9.11.	Counterparts	92

Section 9.12.	Disclosure Schedules	92

Exhibit A – Form of Voting Agreement

Exhibit B – Retention and Non-Compete Agreement

Exhibit C – Agreement and Plan of Bank Merger by and between C1 Bank and Bank of the Ozarks

Exhibit D – Brazilian Standby Purchase Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 9, 2015, by and among Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”), Bank of the Ozarks, an Arkansas state banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Bank”), C1 Financial, Inc., a Florida corporation (“Company”), and C1 Bank, a Florida state bank and wholly-owned subsidiary of Company (“Company Bank”).

W I T N E S S E T H

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;

WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and immediately thereafter (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and certain officers and principal holders of the Company Common Stock have entered into a voting agreement with Buyer dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of Company Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Company’s Chief Executive Officer is entering into a retention and non-compete arrangement with Buyer Bank, the form of which is attached hereto as Exhibit B (the “Retention and Non-Compete Agreement”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, promptly after the execution and delivery of this Agreement, the Brazilian Standby Purchaser is entering into a Brazilian Standby Purchase Agreement, the form of which is attached hereto as Exhibit D, with Buyer pursuant to which the Brazilian Standby Purchaser is agreeing, on the terms and subject to the conditions set forth therein, to purchase the Brazilian Loans on a standby basis;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1
The Merger

Section 1.01.      The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the FBCA and the ABCA. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the laws of the ABCA (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02.      Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03.      Directors and Officers of Surviving Entity. The directors and officers of the Surviving Entity immediately after the Effective Time of the Merger shall be the directors and officers of Buyer in office immediately prior to the Effective Time. Each of the directors and officers of the Surviving Entity immediately after the Effective Time of the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

Section 1.04.      Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter, Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Bank Merger, substantially in the form attached hereto as Exhibit C.

Section 1.05.      Effective Time; Closing.

(a)    Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger that shall be filed with the Florida Secretary of State and the Arkansas Secretary of State on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which

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Effective Time shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.

(b)   The Bank Merger shall become effective as set forth in the articles of merger providing for the Bank Merger (the “Articles of Bank Merger”) that shall be filed with the Arkansas State Bank Department and, if applicable, the Florida Office of Financial Regulation, at the later of immediately following the Effective Time or as promptly as practicable thereafter.

(c)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place beginning immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of Kutak Rock LLP, 124 W. Capitol Ave., Suite 2000, Little Rock, AR 72201, or such other place as the parties may mutually agree. At the Closing, there shall be delivered to Buyer and Company the Articles of Merger, the Articles of Bank Merger and such other certificates and other documents required to be delivered under Article 6 hereof.

Section 1.06.      Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company, Company Bank and their respective Subsidiaries shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Bank, as applicable, are authorized in the name of Company, Company Bank and their respective Subsidiaries to take any and all such action.

Section 1.07.      Reservation of Right to Revise Structure. Buyer may at any time and without the approval of Company change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to any holder of Company Common Stock as Merger Consideration, (ii) impede or delay consummation of the Merger, (iii) adversely or alter or change the federal income tax treatment of holders of Company Common Stock in connection with the Merger from what such treatment would have been absent such change, (iv) require submission to or approval of Company’s shareholders after the plan of merger set forth in this Agreement has been approved by Company’s shareholders, or (v) otherwise adversely affect Company, Company Bank or any shareholder of Company. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

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Article 2
Merger Consideration; Exchange Procedures

Section 2.01.      Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company:

(a)    Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)   Each share of Company Common Stock owned directly by Buyer, Company or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b) above) shall automatically and without any further action on the part of the holder thereof be converted into the right to receive the Merger Consideration (and cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2.

Section 2.02.      Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of Company Common Stock, when converted in accordance with Section 2.01(c) above, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.03.      Fractional and De Minimis Shares.

(a)    Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay or cause to be paid to each holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common

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Stock to which such holder would otherwise be entitled by the Buyer Average Stock Price.

(b)   Notwithstanding any other provision in this Agreement to the contrary, a holder who will receive aggregate Merger Consideration consisting of less than ten (10) whole shares of Buyer Common Stock shall instead receive an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the Buyer Common Stock to which such holder would otherwise be entitled (including any fraction thereof as if Section 2.03(a) was not applicable) by the Buyer Average Stock Price.

Section 2.04.      Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong community-based commercial banking franchise. From and after the date of this Agreement and until the Closing, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.05.      Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably required under the terms of the Exchange Agent Agreement, the Exchange Agent shall mail or otherwise cause to be delivered to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (“Holder”) appropriate and customary transmittal materials in a form reasonably satisfactory to Company and the Exchange Agent, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss and/or bonds in such amounts as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 as provided for in this Agreement (the “Letter of Transmittal”). Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of the Holders of shares of Company Common Stock, which books shall be conclusive with respect thereto.

Section 2.06.      Deposit of Merger Consideration.

(a)    At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of Buyer Common Stock sufficient to deliver the aggregate Merger Consideration payable under the terms hereof (together with, to the extent then determinable any cash payable in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in

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accordance with this Article 2 (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement.

(b)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.06 and Section 2.07(a) shall thereafter look only to Buyer for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 deliverable in respect of each share of Company Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Holder represented by any Certificate or Book-Entry Share for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.07.      Delivery of Merger Consideration.

(a)    Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal timely delivered to the Exchange Agent, a Holder will be entitled to receive as promptly as practicable thereafter the aggregate Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 to be issued or paid in respect of the shares of Company Common Stock represented by such Holder’s Certificates or Book-Entry Shares. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Company Common Stock for exchange as provided in this Article 2, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by Buyer or the Exchange Agent.

(b)   In the event of a transfer of ownership of a Certificate or Book-Entry Shares for Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered if the Certificate or Book-Entry Share

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formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Buyer that the tax has been paid or is not applicable, and the person requesting payment for such Certificate or Book-Entry Share shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate or Book-Entry Share, Buyer and Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.03) represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c)    All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate) or Book-Entry Share is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d)   Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as applicable.

Section 2.08.      Anti-Dilution Provisions. In the event that on or after the first trading day used in determining the Buyer Average Stock Price and before the Effective Time (i) Buyer changes (or establishes a record date for changing) the number of, or

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provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Buyer Common Stock, or (ii) in the event that during the Measurement Period Buyer declares or pays a special dividend on the outstanding Buyer Common Stock, the Exchange Ratio shall be equitably adjusted; provided, that in the case of clause (ii) such adjustment shall be made only in the event and to the extent that the closing prices of Buyer Common Stock used in determining the Buyer Average Stock Price do not reflect or take into account the effect on such closing prices of any such special dividend; provided further, that for the avoidance of doubt, no such adjustment under clause (i) above shall be made with regard to the Buyer Common Stock if (x) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (y) Buyer issues employee or director stock options, restricted stock awards, grants or similar equity awards or Buyer issues Buyer Common Stock upon exercise or vesting of any such options, grants or awards. For purposes of this Section 2.08, the term “special dividend” shall mean any dividend paid or payable in cash or other property that is in excess of the regular quarterly dividend payable on Buyer Common Stock by more than a de minimis amount, in the ordinary course of Buyer’s business, consistent with past practice.

Article 3
Representations and Warranties of Company and Company Bank

Section 3.01.      Making of Representations and Warranties.

(a)    On or prior to the date hereof, Company and Company Bank have delivered to Buyer and Buyer Bank a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 3 or to one or more of its covenants contained in Article 5; provided, however, that nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and summarizes the relevant facts giving rise to the inclusion of such item in the particular section of the Company Disclosure Schedule.

(b)   Except as set forth in (i) any of the Company SEC Documents filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risk set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) or (ii) the Company Disclosure Schedule (subject to Section 9.12), Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer as follows:

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Section 3.02.      Organization, Standing and Authority.

(a)    Company is a Florida corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company.

(b)   Company Bank is a Florida state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of Florida. Company Bank has full corporate power and authority to own, lease and operate its properties and to engage in the business and activities now conducted by it. Company Bank is duly licensed or qualified to do business in Florida and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company. Company Bank is a member of the Federal Home Loan Bank of Atlanta.

Section 3.03.      Capital Stock.

(a)    The authorized capital stock of Company consists solely of (i) 100,000,000 shares of Company Common Stock, of which, 16,100,966 shares are issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding. There are no shares of Company Common Stock held by any of Company’s Subsidiaries. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Company shareholder. All shares of Company’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(b)   Except as set forth in Section 3.03(a), there are no outstanding shares of capital stock of any class of Company, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries. Other than Company

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Common Stock acquired in the Ordinary Course of Business in connection with debt previously contracted or foreclosure proceeding, there are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. Other than the Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Company’s capital stock to which Company or any of its Subsidiaries is a party and to the Knowledge of Company as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act.

(c)    All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, other than restrictions on transfers under applicable securities Laws. Neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.04.      Subsidiaries.

(a)    Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Company and Company Bank, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to do business. Except as set forth in Company Disclosure Schedule 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Company or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b)   In the case of Company, except for its ownership of Company Bank, it does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). Neither Company nor any of Company’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt

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previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, except as set forth in Company Disclosure Schedule 3.04(b).

(c)    Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company. A complete and accurate list of all such jurisdictions is set forth in Company Disclosure Schedule 3.04(a).

Section 3.05.      Corporate Power.

(a)    Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals, the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval.

(b)   Company has made available to Buyer a complete and correct copy of its Certificate of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of Company and each of its Subsidiaries, the minute books of Company and each of its Subsidiaries, and the stock ledgers and stock transfer books of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the terms of its Certificate of Incorporation, Bylaws or equivalent organizational documents. The minute books of Company and each of its Subsidiaries contain records of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Company and each of its Subsidiaries, subject to any pending transfers of Company Common Stock.

Section 3.06.      Corporate Authority. Subject only to the receipt of the Requisite Company Shareholder Approval at the Company Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s respective boards of directors on or prior to the date hereof. Immediately following the execution of this Agreement, in accordance with Section 5.26, Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger (the “Company Bank Shareholder Approval”). Company Board has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder

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Approval in accordance with the FBCA and Company’s Certificate of Incorporation and Bylaws and the receipt of the Company Bank Shareholder Approval, no other vote of the shareholders of Company or Company Bank is required by Law, any applicable exchange listing requirements, the Certificate of Incorporation of Company and Company Bank, the Bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07.      Regulatory Approvals; No Defaults.

(a)    Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company and Company Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Arkansas State Bank Department, the Florida Office of Financial Regulation, the filing of the Articles of Merger with the Arkansas Secretary of State and the Florida Secretary of State, respectively, the filing of the Articles of Bank Merger with the Arkansas State Bank Department, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, compliance with the applicable requirements of the Exchange Act, and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Company Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, the Certificate of Incorporation, Bylaws or similar governing documents of Company, Company Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or

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approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank.

(b)   As of the date hereof, Company has no Knowledge of any reason (i) why the Regulatory Approvals referred to in  Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08.      SEC Reports; Financial Statements.

(a)    The Company has filed (or furnished, as applicable) all reports, registration statements, definitive proxy statements or documents required to be filed by the Company with the SEC or furnished by the Company to the SEC since January 1, 2014 by the Company or any of its Subsidiaries under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed with the SEC or to pay such fees and assessments would not be material. All of such Company SEC Documents in the form filed, at the time of filing thereof (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing or, in the case of filings under the Securities Act, at the time the relevant document was declared effective), (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Company SEC Documents. The consolidated financial statements of Company (including any related notes and schedules thereto) included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present in all material respects the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows, as the case may be, of such companies as of the dates and for the periods shown, subject, in the case of

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unaudited statements, only to year-end audit adjustments not material in nature and amount, and to the absence of footnote disclosure. Except for those liabilities to the extent reflected or reserved against in the most recent audited consolidated balance sheet of Company and its Subsidiaries contained in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Company 2014 Form 10-K”) and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the Ordinary Course of Business consistent with past practices or in connection with this Agreement, since December 31, 2014, and except where any such liabilities or obligations have not had, and would not reasonably be expected to have, a Material Adverse Effect on Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b)   Company and each of its Subsidiaries, officers and directors are in compliance in all material respects with, and have complied in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Except as has not been and would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, Company (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

(c)    Since January 1, 2012, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.09.      Regulatory Reports. Since January 1, 2012, Company and its Subsidiaries have duly filed with the FRB, the FDIC, and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and

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regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2012 that would reasonably be expected to be material. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. There have been no material formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2012.

Section 3.10.      Absence of Certain Changes or Events. Except as set forth in Company Disclosure Schedule 3.10, or as otherwise expressly contemplated by this Agreement, (a) since December 31, 2014, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Company Bank and to Company’s Knowledge as of the date hereof, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company or Company Bank in the future; (b) since December 31, 2014 to the date hereof there has not been (i) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (iii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (iv) any material election or material changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than Company Investment Securities or loans and loan commitments purchased,

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sold, made or entered into in the Ordinary Course of Business; (vii) any lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

Section 3.11.      Legal Proceedings. Except as set forth in Company Disclosure Schedule 3.11:

(a)    There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenges the validity or propriety of the transactions contemplated by this Agreement.

(b)   There is no material injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12.      Compliance With Laws.

(a)    Company and each of its Subsidiaries is, and have been since January 1, 2012, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither Company nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)   Company and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to

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own or lease its properties and to conduct its business as presently conducted, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank.

(c)    Except as set forth in Company Disclosure Schedule 3.12(c), and except as would not be reasonably expected to be material, neither Company nor Company Bank has received, since January 1, 2012 to the date hereof, written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 3.13.      Company Material Contracts; Defaults.

(a)    Except as set forth in Company Disclosure Schedule 3.13(a), and, for the avoidance of doubt, except for any Loan or Loan related agreement, as of the date hereof, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer or employee of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries; (iii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such person upon a change-of-control; (iv) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any of its Subsidiaries; (vi) related to the borrowing by Company or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or between the Company and any of its Subsidiaries and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (vii) relating to the lease of personal property having a value in excess of $50,000; (viii) except in respect of debts previously contracted, relating to any joint venture, partnership, limited liability company agreement or other

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similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third parties or which limits payments of dividends; (ix) which relates to capital expenditures and involves future payments by Company or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate, (x) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xi) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (xii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company, Company Bank or any of their respective Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right with respect to material assets of Company or any of its Subsidiaries or that limits or purports to limit the ability of Company or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xiii) pursuant to which Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; or (xiv) that transfers any Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from Company or any of its Subsidiaries and that is material (for the avoidance of doubt, any Patents shall be deemed material). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Company Disclosure Schedule 3.13(a), and is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b)   (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had a Material Adverse Effect on Company or Company Bank; and (ii) neither Company nor any of its Subsidiaries is in default under any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect on Company or Company Bank. No material power of attorney or similar authorization

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given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.

(c)    Company Disclosure Schedule 3.13(c) sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.14.      Agreements with Regulatory Agencies. Except as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) that, in any such case, (a) currently restricts in any material respect the conduct of Company’s or any of its Subsidiaries’ business or in any material manner relates to their capital adequacy, their ability to pay dividends, their credit, risk management or compliance policies, their internal controls, their management or their business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Company’s or Company Bank’s operations, and, to the Knowledge of Company, since January 1, 2012, Company has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15.      Brokers; Fairness Opinion. Neither Company, Company Bank nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to Sandler O’Neill & Partners, L.P. (“Company Financial Advisor”), in accordance with the terms of a letter agreement between Company Financial Advisor and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer. Company has received the opinion of the Company Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to Buyer) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

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Section 3.16.      Employee Benefit Plans.

(a)    All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Company, any of its Subsidiaries or any of Company’s related organizations described in Code Sections 414(b), (c) or (m) (“Controlled Group Members”) (such current and former employees collectively, the “Company Employees”), (ii) covering current or former directors of Company, any of its Subsidiaries, or Controlled Group Members or (iii) with respect to which Company, any of its Subsidiaries, or any Controlled Group Members has any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA (all such plans, contracts, policies or arrangements in (i)-(iii) hereof are collectively referred to as the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). Neither Company nor any of its Subsidiaries or Controlled Group Members has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any Company Benefit Plan (except to the extent required by Law).

(b)   Company has provided Buyer with true and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the most recently completed plan year) and the most recent IRS determination, opinion, notification and advisory letters, with respect thereto. In addition, any annual and periodic accounting and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to Buyer.

(c)    Each Company Benefit Plan is in compliance in all material respects with its terms and in operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and neither Company nor Company Bank has Knowledge of any circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Company 401(a) Plan under Section 401(a) of the Code, and, to Company’s Knowledge, nothing has occurred that would be expected to result in the Company 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. In all material respects, all Company Benefits Plans have been administered in accordance with their terms. There is no pending or, to Company’s Knowledge, threatened litigation or regulatory action relating to the Company Benefit Plans (other than routine claims for benefits or matters that are not material). Neither Company nor any of its Subsidiaries or any Controlled Group Member has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan that could subject Company, any of its Subsidiaries or

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any Controlled Group Member to a material tax or material penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. There are no material audits, investigations, inquiries or proceedings pending or, to Company’s Knowledge, threatened by the IRS or the Department of Labor with respect to any Company Benefit Plan.

(d)   No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or Controlled Group Members with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries, Controlled Group Members or any entity which is considered one employer with Company, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company, Company Bank nor any ERISA Affiliate (or their predecessor) has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of Company, Company Bank, or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time and neither Company, any of its Subsidiaries or Controlled Group Members has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e)    All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company to the extent required to be reflected under applicable accounting principles.

(f)    Except as set forth in Company Disclosure Schedule 3.16(f), no Company Benefit Plan provides and neither Company nor Company Bank has proposed or promised any arrangement that provides for any liability to provide life insurance, medical or other employee welfare benefits to any Company Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

(g)   All Company Benefit Plans that are group health plans have been operated in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code. Company may amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder for future benefits coverage at any time after such termination.

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(h)   Except as set forth in Company Disclosure Schedule 3.16(h) or otherwise provided for in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans for which a deduction would be disallowed by reason of Section 280G of the Code.

(i)     Each Company Benefit Plan that is a deferred compensation plan or arrangement is in material compliance with, and has been operated in material compliance with, Section 409A of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries or Controlled Group Members has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j)     Company Disclosure Schedule 3.16(j) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of Company, any of its Subsidiaries or Controlled Group Members who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(k)   Except for failures that have not had and would not reasonably be expected to have, a Material Adverse Effect on Company, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company, any of its Subsidiaries or Controlled Group Members for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

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Section 3.17.      Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18.      Environmental Matters.

(a)    Except as has not been and would not reasonably be expected to be material and except as set forth in Company Disclosure Schedule 3.18(a), to Company’s Knowledge there has been no release of Hazardous Substances at, on, or under any Company Loan Property, real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures) or formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries.

(b)   Except as has not been and would not reasonably be expected to be material and except as set forth in Company Disclosure Schedule 3.18(b), to Company’s Knowledge neither Company nor any of its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c)    Except as has not been and would not reasonably be expected to be material and except as set forth in Company Disclosure Schedule 3.18(c), to Company’s Knowledge neither Company nor any of its Subsidiaries has previously been nor is any of them now in violation of or noncompliant with applicable Environmental Law.

(d)   Except as has not been and would not reasonably be expected to be material and except to Company’s Knowledge neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e)    Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an

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investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(f)    Neither Company nor any of its Subsidiaries has received notice of any Lien or encumbrance having been imposed on any Company Loan Property or any property owned, operated or leased by Company or its Subsidiaries in connection with any liability or potential liability arising from or related to Environmental Law, and there is no action, proceeding, writ, injunction or claim pending or, to Company’s Knowledge, threatened which could result in the imposition or any such Lien or encumbrance on any Company Loan Property or property owned, operated or leased by Company or any of its Subsidiaries.

(g)   Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h)   Except as has not been and would not reasonably be expected to be material and except as set forth in Company Disclosure Schedule 3.18(h), to Company’s Knowledge there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, or any currently or, to Company’s Knowledge, formerly owned, operated or leased property, or any Company Loan Property that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i)     Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to Company or Company Bank and in their possession or reasonably available to them relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned, operated or leased by Company or any of its Subsidiaries. Company Disclosure Schedule 3.18(i) includes a list of the environmental reports and other information provided.

(j)     There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k)   To Company’s Knowledge there are no underground storage tanks on, in or under any property currently owned, operated or leased by Company or any of its Subsidiaries.

Section 3.19.      Tax Matters.

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(a)    Each of Company and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Company Disclosure Schedule 3.19(a), all material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Except as set forth in Company Disclosure Schedule 3.19(a), Company is not currently the beneficiary of any extension of time within which to file any Tax Return and neither Company nor any of its Subsidiaries currently has any open tax years. Except as set forth in Company Disclosure Schedule 3.19(a), since January 1, 2012, no written claim has been made by any Governmental Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b)   Company and each of its Subsidiaries, as applicable, have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)    No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.

(d)   Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2014, 2013 and 2012. Company has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company with respect to income Taxes filed for the years ended December 31, 2014, 2013 and 2012. Company has timely and properly taken such actions in response to and in compliance with written notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.

(e)    Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.

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(f)    Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Except as set forth in Company Disclosure Schedule 3.19(f), neither Company nor Company Bank is a party to or bound by any Tax allocation or sharing agreement. Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g)   The unpaid Taxes of Company (i) did not, as of December 31, 2014, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent financial statements included in the Company SEC Documents (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Except as set forth in Company Disclosure Schedule 3.19(g), since January 1, 2012, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h)   Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)     Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(j)     Neither the execution of this Agreement, Company shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) give rise to an additional Tax under Section 409A of the Code, or (ii) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

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Section 3.20.      Investment Securities. Company Disclosure Schedule 3.20 sets forth as of September 30, 2015, the Company Investment Securities, as well as any purchases or sales of Company Investment Securities between September 30, 2015 to and including the date hereof reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any Company Investment Securities sold during such time period after September 30, 2015. Neither Company nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Company Bank.

Section 3.21.      Derivative Transactions.

(a)    All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in all material respects in accordance with applicable Laws and regulatory policies of any Governmental Authority, and in all material respects in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and in all material respects were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)   Each Derivative Transaction outstanding as of the date of this Agreement is listed in Company Disclosure Schedule 3.21(b), and the financial position of Company or Company Bank under or with respect to each has been reflected in the books and records of Company or Company Bank in accordance with GAAP, and as of the date of this Agreement no open exposure of Company or Company Bank with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in Company Disclosure Schedule 3.21(b).

(c)    No Derivative Transaction outstanding as of the date of this Agreement, were it to be treated as a Loan held by Company or any of its Subsidiaries, would as of the date hereof be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

Section 3.22.      Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Florida Office of Financial Regulation. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

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Section 3.23.      Loans; Nonperforming and Classified Assets.

(a)    Company Disclosure Schedule 3.23(a) identifies, as of September 30, 2015 and as of the date hereof, any written or oral loan, loan agreement, note or borrowing arrangement and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee (collectively, “Loans”), under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest as of such date.

(b)   Company Disclosure Schedule 3.23(b) identifies, as of September 30, 2015 and as of the date hereof, each Loan that was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(c)    Company Disclosure Schedule 3.23(c) identifies each asset of Company or any of its Subsidiaries that as of September 30, 2015 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2015 and any sales of OREO between September 30, 2015 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d)   Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) to Company’s and Company Bank’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)    All currently outstanding Company Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination of such Company Loans, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Atlanta). No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and neither Company nor Company Bank has any Knowledge

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of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of an adverse determination to Company Bank. Except as set forth in Company Disclosure Schedule 3.23(e), no Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

(f)    Except as would not reasonably be expected to be material, neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries, and none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g)   Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.24.      Allowance for Loan and Lease Losses. Company’s allowance for loan and lease losses as reflected in each of (a) the latest balance sheet included in the Company 2014 Form 10-K and (b) in the latest balance sheet included in the Company SEC Documents, were, in the opinion of management, as of the applicable dates thereof, in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25.      Trust Business; Administration of Fiduciary Accounts. Neither Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26.      Investment Management and Related Activities. None of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any of its Subsidiaries, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

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Section 3.27.      Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28.      Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened.

Section 3.29.      Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely impact or interfere with Company or Company Bank’s operations, neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither Company nor any of its Subsidiaries has Knowledge of any facts or circumstances that would cause Company or Company Bank: (a) to be deemed not to be in compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30.      Transactions with Affiliates. Except (a) as set forth in Company Disclosure Schedule 3.30, or (b) for transactions, agreements, arrangements or understandings between Company and any Subsidiary of Company or between Subsidiaries of Company, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to any director, executive officer, five percent (5%) or greater shareholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates or other Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation

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or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Company Disclosure Schedule 3.30 and for transactions, agreements, arrangements or understandings between Company and any Subsidiary of Company or between Subsidiaries of Company, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates other than part of the terms of an individual’s employment or service as a director and other than deposits held by Company Bank in the Ordinary Course of Business. All agreements between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, in all material respects with Regulation W of the FRB.

Section 3.31.      Tangible Properties and Assets.

(a)    Company Disclosure Schedule 3.31(a) sets forth a true, correct and complete list of all real property owned as of the date of this Agreement by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.31(a), Company or its Subsidiaries has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens for taxes and other governmental charges and assessments, which are not yet due and payable or which are being contested in good faith, (iii) Liens, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable. Except as set forth on Company Disclosure Schedule 3.31(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in Company Disclosure Schedule 3.31(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Buyer.

(b)   Company Disclosure Schedule 3.31(b) sets forth a true, correct and complete schedule as of the date of this Agreement of all material leases, subleases,

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licenses and other agreements under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank, each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank, there has not occurred any event and no condition exists that would constitute a termination event or a breach by Company or any of its Subsidiaries of, or default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To Company’s and Company Bank’s Knowledge, no lessor under a Lease is in breach or default in the performance of any material covenant, agreement or condition contained in such Lease, except where such breach or default has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company, Company and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. Copies that are true and complete in all material respects of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in Company Disclosure Schedule 3.31(b), have been furnished or made available to Buyer.

(c)    Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries as currently conducted.

Section 3.32.      Intellectual Property. Company Disclosure Schedule 3.32 sets forth a true, complete and correct list of all registered and, to Company’s Knowledge, unregistered material Company Intellectual Property.

(a) The Company or its Subsidiaries own all right, title and interest in and to, or has a valid license to use all material Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates). Each item of material Company Intellectual Property will be owned or available for use, and may be used, by Company on identical terms and conditions immediately subsequent to the Closing, and Company will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of any other Person as a result of the ownership or use of such Company Intellectual Property in a manner consistent with the

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past ownership and use thereof, or as a result of any other activities by the Company consistent with the past activities of the business. To the Company’s Knowledge, the owners of the Company Intellectual Property used by Company pursuant to license, sublicense, agreement or permission have taken all necessary actions to maintain, protect and/or permit the use of such Company Intellectual Property by Company.

(b) Except as set for on Company Disclosure Schedule 3.32, the material Company Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Company and its Subsidiaries as currently conducted. The Company is the owner or licensee of all right, title and interest in and to each of the items of Company Intellectual Property, free and clear of all Liens, and have the right to use without payment to any other Person all of the Company Intellectual Property other than in respect of licenses listed in Company Disclosure Schedule 3.32.

(c) The material Company Intellectual Property owned by the Company or its Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any such Company Intellectual Property.

(d) None of Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Company of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software and neither Company nor any of its Subsidiaries has received notice challenging Company’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any material Company Intellectual Property.

(e) Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise conflicted with any material Intellectual Property rights of any other Person, and Company or any of its Subsidiaries have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). No other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any material Company Intellectual Property rights owned by, or licensed to, Company or any of its Subsidiaries.

(f) Set forth on Company Disclosure Schedule 3.32 is a complete and accurate list and summary description, including any royalties paid or received by the Company or its Subsidiaries, and Company has delivered to Buyer accurate and complete copies, of all contracts relating to the material Company Intellectual Property (other than non-exclusive licenses to generally available commercial software). There are no outstanding and to Company’s Knowledge, no threatened disputes or disagreements with

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respect to any such contract. Included in Company Disclosure Schedule 3.32 is a list of all items of material Company Intellectual Property which is or has been used or proposed for use in or in connection with, is useful, reasonably necessary, or otherwise related to the business that is licensed by Company or any of its Subsidiaries (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial software). With respect to each item of Licensed Business Intellectual Property set forth on Company Disclosure Schedule 3.32:

(i) the referenced owner or licensee possesses all right, title and interest in and to the item, free and clear of all Liens or licenses, or is otherwise entitled to use the item pursuant to an agreement that is legal, valid, binding, enforceable and in full force and effect and such agreement can be transferred to Buyer immediately subsequent to the Closing;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority;

(iii) no action, suit, proceeding, hearing, charge, complaint, is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

(iv) Company or any of its Subsidiaries have not agreed to indemnify any other Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(g) Company Disclosure Schedule 3.32 contains a complete and accurate list and summary description of all Patents included in the Company Intellectual Property.

Section 3.33.      Insurance.

(a)    Company Disclosure Schedule 3.33(a) identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined to be prudent in accordance with industry practices and all the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or otherwise has Knowledge that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion.

(b)   Company Disclosure Schedule 3.33(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or

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its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Company SEC Documents in accordance with GAAP. All BOLI is owned solely by Company Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Company’s BOLI. Neither Company nor any of Company’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.34.      Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35.      Company Information. The information relating to Company and its Subsidiaries that is provided by or on behalf of Company for inclusion in the Proxy Statement-Prospectus and the Registration Statement, or incorporation by reference therein, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will not (with respect to the Proxy Statement-Prospectus as of the date the Proxy Statement-Prospectus is first mailed to Company’s shareholders and, if applicable, as of the date of the Company Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, and with respect to any application or other document filed or submitted to any Governmental Authority, as of the date filed or submitted, as applicable) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to Company and Company’s Subsidiaries and other portions thereof within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.36.      Transaction Costs. Company Disclosure Schedule 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Company and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.

Section 3.37.      No Knowledge of Breach. Neither Company nor any of its Subsidiaries has any Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach on the date of execution of this Agreement of any representations and warranties of Buyer or Buyer Bank set forth in Article 4.

Section 3.38.      No Other Representations and Warranties. Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Company, Company Bank nor any other Person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Company, any of its Subsidiaries or their respective

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businesses, or (b) except for the representations and warranties made by Company and Company Bank in this Article 3, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Company and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Article 4
Representations and Warranties of Buyer and Buyer Bank

Section 4.01.      Making of Representations and Warranties.

(a)    On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4; provided, however, that nothing in the Buyer Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b)   Except as set forth in (i) the Buyer Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risk set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) or (ii) the Buyer Disclosure Schedule (subject to Section 9.12), Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company as follows:

Section 4.02.      Organization, Standing and Authority.

(a)    Buyer is an Arkansas corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the State of Arkansas and each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

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(b)   Buyer Bank is an Arkansas state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Buyer Bank has full corporate power and authority to own, lease and operate its properties and to engage in the business and activities now conducted by it. Buyer Bank is duly licensed or qualified to do business in the State of Arkansas and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Dallas.

Section 4.03.      Capital Stock.

(a)    The authorized capital stock of Buyer consists of (i) 1,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement no shares were outstanding and (ii) 125,000,000 shares of Buyer Common Stock, of which, as of September 30, 2015, 88,264,627 shares were issued and outstanding. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance with and not in violation of applicable federal or state securities Laws. All shares of Buyer’s capital stock issued since January 1, 2012 have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b)   Except as set forth in Section 4.03(a) and except for any grants or awards properly issued to officers, directors or employees of Buyer or Buyer Bank pursuant to an equity based plan approved by the board of directors of Buyer, as of the date hereof, there are no outstanding securities of Buyer or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Buyer or any of Buyer’s Subsidiaries.

Section 4.04.      Corporate Power.

(a)    Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

(b)   Neither Buyer nor Buyer Bank is in material violation of any of the terms of their respective Articles of Incorporation, Bylaws or equivalent organizational documents.

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Section 4.05.      Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank and Buyer and Buyer Bank’s respective boards of directors on or prior to the date hereof. Buyer, as the sole shareholder of Buyer Bank, has approved this Agreement, the Plan of Bank Merger and the Bank Merger. No vote of the shareholders of Buyer is required by Law, the Buyer Articles or the Buyer Bylaws to approve this Agreement and the transactions contemplated hereby. Buyer and Buyer Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06.      SEC Documents; Financial Statements.

(a)    Buyer has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2014 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports.

(b)   The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the

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periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material in nature and amount, and to the absence of footnote disclosure. Except for those liabilities to the extent reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Buyer 2014 Form 10-K”) and, except for liabilities reflected in Buyer Reports filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2014, and except where any such liabilities or obligations have not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(c)    Buyer and each of its Subsidiaries, officers and directors are in compliance in all material respects with, and have complied in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Except as has not been and would not reasonably be expected to be material to Buyer, Buyer (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of Buyer’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

Section 4.07.      Regulatory Reports. Since January 1, 2012, Buyer and its Subsidiaries have duly filed with the FDIC, the FRB, the Arkansas State Bank Department and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the ordinary course of business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2012 that would reasonably be expected to be material. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries.

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Section 4.08.      Regulatory Approvals; No Defaults.

(a)    Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer and Buyer Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Arkansas State Bank Department, the Florida Office of Financial Regulation, the filing of the Articles of Merger with the Arkansas Secretary of State and the Florida Secretary of State, respectively, the filing of the Articles of Bank Merger with the Arkansas State Bank Department, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement and compliance with the applicable requirements of the Exchange Act, and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer and Buyer Bank do not and will not (i) constitute a breach or violation of, or a default under, the Buyer Articles, Buyer Bylaws or similar governing documents of Buyer, Buyer Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, a Material Adverse Effect on Buyer.

(b)   As of the date of this Agreement, Buyer has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

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Section 4.09.      Buyer Information. The information relating to Buyer and its Subsidiaries that is provided by or on behalf of Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will not (with respect to the Proxy Statement-Prospectus as of the date the Proxy Statement-Prospectus is first mailed to Company’s shareholders and, if applicable, as of the date of the Company Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, and with respect to any application or other document filed or submitted to any Governmental Authority, as of the date filed or submitted, as applicable) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Proxy Statement-Prospectus relating to Buyer and Buyer’s Subsidiaries and other portions thereof within the reasonable control of Buyer and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 4.10.      Legal Proceedings. Except as set forth in the Buyer Reports, as of the date of this Agreement:

(a)    There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)   There is no material injunction, order, judgment or decree imposed upon Buyer or any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 4.11.      Absence of Certain Changes or Events. Since December 31, 2014 to the date hereof, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

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Section 4.12.      Compliance With Laws.

(a)    Buyer and each of its Subsidiaries is, and have been since January 1, 2012, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither Buyer nor any of its Subsidiaries has been advised of any material supervisory criticisms regarding their non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)   Buyer and Buyer Bank have all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer.

(c)    Except as would not be reasonably expected to be material, neither Buyer nor Buyer Bank has received, since January 1, 2012 to the date hereof, written or, to Buyer’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 4.13.      Brokers. None of Buyer, Buyer Bank or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, for which Company will be liable or have any obligation with respect thereto.

Section 4.14.      Tax Matters. Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and

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regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries currently has any open tax years prior to 2012. Since January 1, 2014, no written claim has been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

Section 4.15.      Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.16.      No Financing. Buyer has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.17.      Buyer Regulatory Agreements. Neither Buyer nor Buyer Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, a “Buyer Regulatory Agreement”) that, in any such case, (a) currently restricts in any material respect the conduct of its business or in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, and, to the Knowledge of Buyer, since January 1, 2014, Company has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Buyer’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.18.      Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, neither Buyer nor any of its Subsidiaries has Knowledge of any facts or circumstances that would cause Buyer or Buyer Bank: (a) to be deemed not to be in

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satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 4.19.      No Knowledge of Breach. Neither Buyer nor any of its Subsidiaries has any Knowledge of any facts or circumstances that would result in Company or Company Bank being in breach on the date of execution of this Agreement of any representations and warranties of Company or Company Bank set forth in Article 3.

Section 4.20.      No Other Representations and Warranties.

(a)    Except for the representations and warranties made by Buyer and Buyer Bank in this Article 4, none of Buyer, Buyer Bank nor any other Person makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer and Buyer Bank hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Buyer, Buyer Bank nor any other Person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Buyer, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer and Buyer Bank in this Article 4, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Article 5
Covenants

Section 5.01.      Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or the Brazilian Standby Purchase Agreement or as required by applicable Law, or Laws,

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requirements or official guidance relating to capital adequacy, including but not limited to 12 C.F.R. Parts 217 and 325, or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or the Brazilian Standby Purchase Agreement or as required by applicable Law, or Laws, requirements or official guidance relating to capital adequacy, including but not limited to 12 C.F.R. Parts 217 and 325, or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in all material respects in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed), which for purposes of requesting and giving consent under this Section 5.01, Company’s and Company Bank’s representative shall be Company’s Chief Executive Officer (or such other person or persons designated in writing by such Chief Executive Officer) and Buyer’s representative shall be Buyer’s Director of Mergers and Acquisitions (or such other person or persons designated in writing by such Director of Mergers and Acquisitions); provided, however, that with respect to Section 5.01(q)(i), Section 5.01(r) and Section 5.01(s), if Company sends a written request for Buyer’s consent together with supporting information and Buyer shall not have disapproved within two (2) Business Days upon receipt of such written request from Company, then such request shall be deemed to be approved by Buyer. Except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or the Brazilian Standby Purchase Agreement or as required by applicable Law, or Laws, requirements or official guidance relating to capital adequacy, including but not limited to 12 C.F.R. Parts 217 and 325, or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Company and Company Bank will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and, after the Effective Time, Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and, after the Effective Time, Buyer the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement or the Brazilian Standby Purchase Agreement or as required by applicable Law, or Laws, requirements or official guidance relating to capital adequacy, including but not limited to 12 C.F.R. Parts 217 and 325, or (iii) with the prior written consent of Buyer (which consent shall not be

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unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries to:

(a)    Stock. (i) Except as set forth in Company Disclosure Schedule 5.01(a), issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any award or grant under the Company Stock Plans or otherwise, or any other securities of Company or its Subsidiaries (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of its stock or any of its Rights issued and outstanding prior to the Effective Time.

(b)   Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from Company Bank to Company or from any Subsidiary of Company Bank to Company Bank.

(c)    Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 4% for any individual or 3% in the aggregate for all employees of Company or any of its Subsidiaries other than as disclosed in Company Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer and set forth in Company Disclosure Schedule 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to plans in effect on the date hereof, provided that, such payments shall not exceed the aggregate amount set forth in Company Disclosure Schedule 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d)   Hiring. Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $85,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

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(e)    Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Company Disclosure Schedule 5.01(e), (iii) as previously disclosed to Buyer and set forth in Company Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f)    Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business and other than part of the terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business.

(g)   Dispositions. Except in the Ordinary Course of Business sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h)   Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01; provided that, for the avoidance of doubt, Company shall be permitted without Buyer’s prior consent (and nothing in this Article 5 shall prohibit) Company from purchasing business related supplies in the Ordinary Course of Business.

(i)     Capital Expenditures. Make any capital expenditures in amounts exceeding $75,000 individually, or $400,000 in the aggregate.

(j)     Governing Documents. Amend Company’s Certificate of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k)   Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable regulatory accounting requirements.

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(l)     Contracts. Except as set forth in Company Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of such contracts, leases and insurance policies without material adverse changes of terms with respect to Company or any of its Subsidiaries, or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement.

(m) Claims. Other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $100,000 individually and/or would impose any material restriction on the business of Company or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of the Company and its Subsidiaries.

(n)   Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation, guidance or policies imposed by any Governmental Authority; or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies.

(o)   Derivative Transactions. Enter into any Derivative Transaction.

(p)   Indebtedness. Incur, modify, extend or renegotiate any indebtedness of Company or Company Bank or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, FHLB Borrowings and sales of certificates of deposit, which are in each case in the Ordinary Course of Business).

(q)   Investment Securities. (i) Acquire (other than (x) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the Company Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320; provided that, for the avoidance of doubt, Company shall be permitted without Buyer’s prior consent (and nothing in this Article 5

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shall prohibit) Company from purchasing or holding U.S. treasury securities with maturities of less than or equal to 12 months in the Ordinary Course of Business.

(r)    Deposits. Make any increases to deposit pricing, except for (x) increases regarding certificates of deposits with maturities less than 181 days, (y) increases in deposit pricings less than 26 basis points, or (z) immaterial changes on an individual customer basis, consistent with past practices.

(s)    Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Company Disclosure Schedule 5.01(s), (1) make, renew, renegotiate, increase, extend or modify any (a) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Company or any of its Subsidiaries to such borrower or its Affiliates would be in excess of $100,000, in the aggregate, (b) loan secured by other than a first lien in excess of $200,000, (c) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (d) secured loan over $5,000,000, (e) any loan that is not made in conformity with Company’s ordinary course lending policies and guidelines in effect as of the date hereof, or (f) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Company or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $8,000,000, (2) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price, or (3) except for SBA Loans acquire any servicing rights, or sell or otherwise transfer any loan where the Company or any of its Subsidiaries retains any servicing rights. The limits set forth in this Section 5.01(s) may be increased upon mutual agreement of the parties, provided such adjustments shall be memorialized in writing by all parties thereto.

(t)   Investments or Developments in Real Estate. Except for loans or extensions of credit made in compliance with this Agreement, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Company or its Subsidiaries.

(u)   Taxes. Except as required by applicable Law, (i) make, in any manner different from Company’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, solely for purposes of this subsection (u), “material” shall mean affecting or relating to $50,000 or more in Taxes or $150,000 or more of taxable income; or (ii) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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(v)   Compliance with Agreements. Commit any act or omission which constitutes a breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract and that would result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.

(w)   Environmental Assessments. Foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family 1-4 units residential properties) without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family 1-4 units residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x)   Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of Buyer, Company will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(y)   Capital Stock Purchase. Except as a result of foreclosure or deficiency judgment settlement, directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z)    Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility.

(aa)   Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(bb)  Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

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Section 5.02.      Covenants of Buyer.

(a)    Affirmative Covenants. From the date hereof until the Effective Time, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b)   Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement required by applicable Law, without the prior written consent of Company (which consent will not be unreasonably withheld or delayed), Buyer will not, and will cause each of its Subsidiaries not to:

      (i)            adopt or propose to adopt a plan of complete or partial liquidation or dissolution of Buyer;

      (ii)            take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (A) prevent, delay or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (B) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

      (iii)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03.      Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04.      Shareholder Approval.

(a)    Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the Certificate of Incorporation and Bylaws of Company, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within sixty (60) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.09 and the last sentence of this Section 5.04(a), use its commercially reasonable efforts to solicit such

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approval by such shareholders. Subject to Section 5.09 and the last sentence of this Section 5.04(a), Company shall use its commercially reasonable efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Meeting are solicited in compliance with the FBCA, the Certificate of Incorporation and Bylaws of Company, Regulation 14A under the Exchange Act and all other applicable legal requirements. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting other than a proposal relating to an advisory vote on executive compensation as may be required under Rule 14a-21(c) under the Exchange Act. If the Company Board changes the Company Recommendation in accordance with Section 5.09, Company shall not be required to use its commercially reasonable efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its commercially reasonable efforts to obtain the Requisite Shareholder Approval to consummate the Merger; provided that, for the avoidance of doubt, nothing in this sentence shall limit Company’s obligation to ensure that the Company Meeting is called, noticed, convened, held and conducted for purposes of considering and voting upon the approval of this Agreement and the transactions contemplated hereby (including the Merger).

(b)   Except to the extent provided otherwise in Section 5.09, the Company Board shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not make a Company Subsequent Determination and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company Board reasonably determines in good faith, after consultation with and having considered the advice of counsel that failure to do so would be inconsistent with its fiduciary duties under applicable Law. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

Section 5.05.      Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.

(a)    Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement in connection with the issuance of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Company shall use commercially reasonable efforts to deliver to Buyer such financial statements and related analysis of the Company, including Management’s Discussion and Analysis of Financial Condition and Results of Operations of the

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Company, as may be required in order to file the Registration Statement, and any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to Buyer to review. Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC as promptly as reasonably practicable after the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)   The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC (and reasonable good faith consideration shall be given to any comments made by Company and its counsel) prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Buyer shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company shareholders (if required under applicable Law).

(c)    Buyer agrees to use commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

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Section 5.06.      Regulatory Filings; Consents.

(a)    Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries or continue any portion of any Company Regulatory Agreement against Buyer after the Merger (together, the “Burdensome Conditions”). Subject to applicable Laws, (A) Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, or petition made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement (B) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, (C) Buyer and Company shall each furnish to the other for review a copy of each such filing made solely in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing and (D) Buyer will notify Company promptly and shall promptly furnish Company with copies of any communication from any Governmental Authority received by Buyer with respect to the regulatory applications filed solely in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives); provided, that in no event shall Buyer or Buyer Bank be obligated to provide or otherwise disclose to Company confidential information regarding Buyer, Buyer Bank or any affiliates or any pending merger transaction, other than the Merger.

(b)   Company will use commercially reasonable efforts, and Buyer shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Company Disclosure Schedule 3.13(c); provided that neither Company nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith. Each party will, to the extent permitted by applicable Law, notify the other party promptly and shall promptly furnish the other party with copies of notices

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or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company will reasonably consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07.      Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08.      Access; Current Information.

(a)    For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, Company agrees to afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Company’s and Company’s Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as Buyer may reasonably request and Company shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and Company’s privacy policy and, during such period, Company shall furnish to Buyer, upon Buyer’s reasonable request, all such other information concerning the business, properties and personnel of Company and its Subsidiaries that is substantially similar in scope to the information provided to Buyer in connection with its diligence review prior to the date of this Agreement.

(b)   As soon as reasonably practicable after they become available, to the extent permitted by applicable Law, Company will furnish to Buyer copies of the board packages distributed to the Company Board or board of directors of Company Bank, or any of their respective Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the Company

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Board or any committee thereof relating to the financial performance and risk management of Company.

(c)    During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, Company agrees to provide to Buyer, (i) to the extent permitted by applicable Law, a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority reasonably promptly following the filing thereof, (ii) a copy of Company’s monthly loan trial balance within five (5) Business Days of the end of the month, and (iii) a copy of Company’s monthly statement of condition and profit and loss statement within fifteen (15) calendar days of the end of the month and, if requested by Buyer, a copy of Company’s daily statement of condition and daily profit and loss statement, which shall be provided within two (2) Business Days of such request.

(d)   No investigation by Buyer or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of Company or Company Bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby. Any investigation pursuant to this Section 5.08, Section 5.13 and Section 5.18 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of Company or any of its Subsidiaries.

(e)    Notwithstanding anything in this Section 5.08(e) to the contrary, Company shall not be required to provide Buyer with any documents that disclose confidential discussions or information relating to this Agreement or the transactions contemplated hereby or any other matter that Company’s or Company Bank’s board of directors has been advised by counsel that such distribution of which to Buyer may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of Company’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(e) shall apply, Company shall use commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the parties will use commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09.      No Solicitation by Company; Superior Proposals.

(a)    Subject to Section 5.09(b), Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Company or any of Company’s Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly, (i) initiate,

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solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) any non-public information or data with respect to Company or any of its Subsidiaries in connection with an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party except if the Company Board reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or Company Bank that, in any such case, results in any Person (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring 20% or more of any class of equity of Company or Company Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the consolidated assets of Company or Company Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Company or Company Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Company or Company Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

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For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.09, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger.

(b)   Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Company Meeting, Company may take any of the actions described in Section 5.09(a) if, but only if, (A) Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.09; (B) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (1) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (2) the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; and (C) prior to furnishing or affording access to any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Company receives from such Person a confidentiality agreement with terms no less favorable to Company than those contained in the confidentiality agreement with Buyer (it being understood that nothing therein shall have the effect of a standstill provision). Company shall promptly provide to Buyer any non-public information regarding Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c)    Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any

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such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)   Subject to Section 5.09(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Buyer, in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other public statement inconsistent with, the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a request by Buyer, or make any public statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (iii) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii) or (iii) a “Company Subsequent Determination”); or (iv) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)    Notwithstanding Section 5.09(d), prior to the date of the Company Meeting, the Company Board may make a Company Subsequent Determination after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.09) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause (i) will not be considered a Company Subsequent Determination), (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Company shall

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be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f)    Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to Company’s shareholders at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination with respect to a Superior Proposal, then the Company Board may recommend approval of such Superior Proposal by the shareholders of Company and may submit this Agreement to Company’s shareholders without recommendation, in which event the Company Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to Company’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(g)   Nothing contained in this Section 5.09 shall prohibit Company or the Company Board from complying with Company’s obligations required under Rule 14d-5 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than issuing a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a Company Subsequent Determination.

Section 5.10.      Indemnification.

(a)    For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iii), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank or any of their respective subsidiaries occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such persons have the right to be indemnified pursuant to the Certificate of Incorporation and Bylaws of Company in effect on the date of this Agreement, to the extent permitted by applicable Law and in connection with any such Claim promptly advance expenses from time to time as incurred, to the same extent as such persons have the right to expense advancement pursuant to the Certificate of Incorporation and Bylaws of Company in effect on the date of this Agreement, to the extent permitted by applicable Law, provided, the person to whom expenses are advanced provides a reasonable and

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customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such person is not entitled to indemnification.

(b)   Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Buyer would create an actual or potential conflict of interest (in which case, Buyer shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), and (B) the Indemnified Parties will cooperate in the defense of any such matter, (ii) Buyer shall not be liable for any settlement effected without its prior written consent and Buyer shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) and (iii) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c)    For a period of six (6) years following the Effective Time, Buyer will use its commercially reasonable efforts to purchase and provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Parties, as that coverage currently provided by Company, provided that, if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premium paid by Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the aggregate cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an

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aggregate cost not exceeding the Maximum D&O Tail Premium for, in the case of a tail insurance policy, the aggregate Maximum D&O Tail Premium for the 6-year period). At the option of Company, prior to the Effective Time and in lieu of the foregoing insurance coverage, Company may, purchase a tail policy for directors’ and officers’ liability insurance on the terms described in this Section 5.10(c) (including subject to the aggregate Maximum D&O Tail Premium, except if one or more directors elects to pay for any excess over such amount) and fully pay for such 6-year policy prior to the Effective Time, in which event Buyer’s obligations under this Section 5.10(c) shall be fully satisfied. If such prepaid tail policy has been obtained by Company prior to the Effective Time, Buyer will not, and will not permit any of its Affiliates to, take any action that would reasonably be expected to result in the cancellation or modification of such policy.

(d)   If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

(e)    These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Buyer under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.10 that is denied by Buyer, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Buyer or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against Buyer.

(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11.      Employees; Benefit Plans.

(a)    Employees of Company and Company Bank shall be retained as “at will” employees after the Effective Time as employees of Buyer or Buyer Bank. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction

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between Buyer and Company Employees shall be coordinated by Company or Company Bank.

(b)   Company Employees (other than those listed in Company Disclosure Schedule 5.11 who are parties to an employment, change-of-control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by Company or any of its Subsidiaries or Controlled Group Members as of the Effective Time, who become employees of Buyer Bank at the Effective Time and whose employment is terminated by Buyer or Buyer Bank (absent termination for cause as determined by the employer) within one hundred eighty (180) days after the Effective Time shall receive severance pay in accordance with Buyer’s standard practices (which may include a severance agreement and general release of claims to be provided by the terminated employee) equal to one (1) week of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with Company or any of its Subsidiaries or Controlled Group Members and ending with such employee’s termination date with Buyer, with a minimum payment equal to four (4) weeks of base pay and a maximum payment equal to twelve (12) weeks of base pay (unless otherwise agreed in a separate written agreement between such employee and Buyer Bank). Subject to the terms and execution of the severance agreement and general release of claims by such employee, such severance payment will be made in accordance with the terms stated in the severance document and such severance payments will be in lieu of any severance pay plans that may be in effect at Company or any of its Subsidiaries or Controlled Group Members prior to the Effective Time. No officer or employee of Company or any of its Subsidiaries or Controlled Group Members is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change-of-control plan; (iii) this Section 5.11; or (iv) any other program or arrangement.

(c)    Except as otherwise provided in this Agreement, not later than ten (10) Business Days prior to the Closing Date, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants, to be fully funded to the extent required under applicable Law; (ii) terminate all such plans effective immediately prior to Closing (unless directed otherwise by Buyer or Buyer Bank); and (iii) commence the process to pay out any vested benefits thereunder to participating and eligible Company Employees in such form or forms as Company or Company Bank elects and as permitted or required under applicable Law. Distributions of benefits under any profit sharing plan of Company or Company Bank shall occur in accordance with such plan’s terms, and a participant in such plan will be allowed to take, at the participant’s option: (x) a direct distribution from such plan, (y) a rollover to an Individual Retirement Account, or (z) a rollover to a tax qualified retirement plan of Buyer or Buyer Bank to the extent the plan sponsored by Buyer or Buyer Bank accepts rollover contributions, if such participant is employed by Buyer or Buyer Bank.

(d)   For any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees who are retained by Buyer or Buyer Bank shall be entitled to participate in Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that

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inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent allowable under any of such plans, Company Employees shall be given credit for prior service or employment with Company or Company Bank (as well as service with any predecessor employer) for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (other than benefit accrual under a defined benefit pension plan); provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(e)    Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) subject to approval from Buyer’s insurance carrier, if required, provide full credit under such plans for any deductible incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(f)    Except to the extent otherwise expressly provided in this Section 5.11, Buyer shall honor, and Buyer shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Company or Company Bank, but only if such obligations, rights, agreements, plans or policies are set forth in Company Disclosure Schedule 5.11(f). Buyer acknowledges that the consummation of the Merger and Bank Merger will constitute a “change-in-control” of Company and Company Bank for purposes of any benefit plans, agreements and arrangements of Company and Company Bank. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans.

(g)   Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries or Controlled Group Members, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan, (iii) interfere with Buyer’s right from and after the Effective Time to terminate the

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employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with Buyer’s indemnification obligations set forth in Section 5.10.

Section 5.12.      Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, which reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.12, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.

Section 5.13.      Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer after the Closing Date, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company on request for any reasonable and documented out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action prior to the Effective Time to facilitate the Informational Systems Conversion. Company shall have no obligation to take any action under this Section 5.13 that, after consultation with Buyer regarding Company’s concerns in the matter, would reasonably be expected to materially and adversely impact it if the Effective Time does not occur.

Section 5.14.      No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

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Section 5.15.      Environmental Assessments.

(a)    No later than forty-five (45) Business Days after the date hereof, Company shall cooperate with and grant access to an environmental consulting firm selected and paid for by Company and reasonably acceptable to Buyer (the “Environmental Consultant”), during normal business hours (or at such other times as may be agreed to by Company), to any owned property set forth in Company Disclosure Schedule 3.31(a), for the purpose of conducting an ASTM Phase I and an asbestos and lead base paint survey as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM; provided, that with respect to commercial OREO property, Company shall be obligated to obtain a Phase I only as may be specifically requested by Buyer after Buyer shall have had an opportunity to perform reasonable diligence with respect to such commercial OREO property. Each Phase I (including the asbestos and lead base paint surveys) shall be delivered in counterpart copies to Buyer and Company, and will include customary language allowing both Buyer and Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to Company and Buyer for review and comment prior to the finalization of such report. If Company or Company Bank has ASTM Phase I reports for any property set forth in Company Disclosure Schedule 3.31(a) that are dated as of a date that is within one (1) year before the date of this Agreement, then Company or Company Bank may deliver such reports to Buyer in lieu of the obligations set forth in this Section 5.15(a) with respect to that property.

(b)   To the extent the final version of any Phase I identifies any “recognized environmental condition,” Company shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Company), to the property covered by such Phase I for the purpose of conducting a Phase II limited site assessment, including subsurface investigation of soil, soil vapor, and groundwater, designed to further investigate and evaluate any “recognized environmental condition” identified in the Phase I, the cost of which shall be shared equally between Buyer and Company.

(c)   Where any Phase I, asbestos or lead base paint survey identifies the presence or potential presence of radon, asbestos containing materials, mold, microbial matter, or polychlorinated biphenyls (“Non-scope Issues”), Company shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Company) to the property covered by such Phase I, for the purpose of conducting surveys and sampling of indoor air and building materials designed to investigate such identified Non-scope Issue, paid for by Company.

(d)   Any work conducted by the Environmental Consultant pursuant to subsections (b) and (c) (“Additional Environmental Assessment”) will be pursuant to a scope of work prepared by the Environmental Consultant and reasonably acceptable to Company and Buyer. The reports of any Additional Environmental Assessment will be given directly to Buyer and to Company by the Environmental Consultant.

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(e)    To the extent that Buyer identified any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws, Company shall use commercially reasonable efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), Company shall include the amount of the costs expected to be incurred by the Surviving Entity on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining its Closing Consolidated Net Book Value.

Section 5.16.      Certain Litigation. Company shall promptly advise Buyer orally and in writing of any actual or threatened shareholder litigation against Company and/or the members of the Company Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Company shall: (i) permit Buyer to review and discuss in advance, and consider in good faith the views of Buyer in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish Buyer’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with Buyer regarding the defense or settlement of any such shareholder litigation, shall give due consideration to Buyer’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Company shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of Buyer (such consent not to be unreasonably withheld or delayed) unless the payment of any such damages by Company is reasonably expected by Company, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Company) under Company’s existing director and officer insurance policies, including any tail policy.

Section 5.17.      Director Resignations. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.18.      Coordination.

(a)    Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company Bank with Buyer and Buyer Bank, respectively. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at

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Company to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b)   Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied, on a basis that is consistent with that of Buyer. In order to promote a more efficient and orderly integration of operation of Company Bank with Buyer Bank, Company shall use commercially reasonable efforts to cause Company Bank, or any of its Subsidiaries, to sell or otherwise divest itself of such Company Investment Securities and loans as are identified by Buyer and agreed to in writing between Company and Buyer from time to time prior to the Closing Date, such identification to include a statement as to Buyer’s business reasons for such divestitures, if requested. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.18(b) need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(c)    Company shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to adjust, at Buyer’s reasonable request, internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(d)   Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Company Material Contracts that Buyer may request, including but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with Buyer and use commercially reasonable efforts to negotiate specific provisions that may be requested by Buyer in connection with any such amendment, modification or termination.

(e)    Subject to Section 5.18(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations.

(f)    From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. In addition, after satisfaction of the conditions set forth in Section

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6.01(a) and Section 6.01(b), Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by Company and no discussions, meetings or communications between Buyer and Company’s customers and suppliers shall occur without the presence of a representative of, or the prior written approval of, the Company.

(g)   Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

(h)   Company shall have no obligation to take any action under this Section 5.18 that, after consultation with Buyer regarding Company’s concerns in the matter, would reasonably be expected to materially and adversely impact it if the Effective Time does not occur.

Section 5.19.      Transactional Expenses. Company has provided in Company Disclosure Schedule 3.36 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained, and to be retained, representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Company shall use its commercially reasonable efforts to cause the aggregate amount of all Company Expenses to not exceed the total expenses disclosed in Company Disclosure Schedule 3.36. Company shall promptly notify Buyer if or when it determines that it expects to materially exceed its budget for Company Expenses. Notwithstanding anything to the contrary in this Section 5.19, Company shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Company Disclosure Schedule 3.36.

Section 5.20.      Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Buyer, and their respective subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article 5 in accordance with the terms of Company’s confidentiality and non-disclosure agreement, dated as of September 8, 2015 and/or Buyer’s confidentiality and non-disclosure agreement, dated as of October 6, 2015 between the parties, as applicable.

Section 5.21.      Tax Matters. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the

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Regulations. From and after the date of this Agreement and until the Effective Time, each of Buyer and Company shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.22.      Section 16 Matters. Prior to the Effective Time, Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act any disposition of equity securities of Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of Company who is subject to Section 16 of the Exchange Act in order to exempt such dispositions under Rule 16b-3.

Section 5.23.      Exchange Matters. Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.24.      Brazilian Loans. Promptly after the execution of this Agreement, Buyer has entered into the Brazilian Standby Purchase Agreement with the Brazilian Standby Purchaser. Promptly following the date of this Agreement, Company shall use commercially reasonable efforts to hire a broker and conduct a marketing process to solicit offers for the purchase for cash of the Brazilian Loans for aggregate consideration equal to or in excess of the Brazilian Standby Purchase Price and on terms and conditions no less favorable to the Company and Company Bank (or Buyer and Buyer Bank, as successor in interest) than the terms of the Brazilian Standby Purchase Agreement. Buyer agrees that if prior to Closing one or more Persons other than the Brazilian Standby Purchaser, and reasonably acceptable to Buyer and Company, agree to purchase the Brazilian Loans for an aggregate purchase price equal to or in excess of the Brazilian Standby Purchase Price and on terms and conditions no less favorable than the terms of the Brazilian Standby Purchase Agreement, Company Bank shall promptly enter into one or more Brazilian Purchase Agreements with such purchaser(s). If such third party purchaser(s) for any reason fails to consummate the purchase of the Brazilian Loans as contemplated hereby, the Brazilian Standby Purchaser shall continue to be obligated under the Brazilian Standby Purchase Agreement to purchase the Brazilian Loans pursuant to the terms and conditions of the Brazilian Standby Purchase Agreement.

Section 5.25.      Closing Date Share Certification. At least two (2) Business Days prior to the Closing Date, Company shall deliver to Buyer the Closing Date Share Certification.

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Section 5.26.      Company Bank Approval. Immediately following execution of this Agreement, Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Plan of Bank Merger and the Bank Merger.

Article 6
Conditions to Consummation of the Merger

Section 6.01.      Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)    Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval.

(b)   Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that is a Burdensome Condition.

(c)    No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)   Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.

(e)    Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Kutak Rock LLP and Davis Polk & Wardwell LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Kutak Rock LLP and Davis Polk & Wardwell LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such counsel.

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(f)    Listing. The shares of Buyer Common Stock to be issued to the holders of Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

Section 6.02.      Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b)   Performance of Obligations of Buyer. Buyer and Buyer Bank shall have performed and complied with all of their obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c)    No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect on Buyer and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in a Material Adverse Effect on Buyer.

Section 6.03.      Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Company and its Subsidiaries set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company and its Subsidiaries by Company’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(b)   Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have

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received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by the Chief Executive Officer, Chief Financial Officer and the President of Company Bank, to such effect.

(c)    Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered by Company Bank.

(d)   Other Actions. Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any Company Representative to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal (except as permitted in Section 5.09(b)); provided, that clauses (i) and (ii) shall not apply to this condition after approval of the Merger by Company shareholders. Company and Company Bank shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer may reasonably request.

(e)    No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has resulted in a Material Adverse Effect on Company and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have a Material Adverse Effect on Company or Company Bank.

(f)    Retention and Non-Compete Agreement. The Retention and Non-Compete Agreement shall have been executed and delivered by the Company’s Chief Executive Officer to be effective at the Closing.

(g)   Brazilian Purchase Agreement. (i) All necessary consents and approvals, including any applicable Regulatory Approvals, have been obtained in order to effectuate the sale of the Brazilian Loans, including the assignment of all obligations thereunder; and (ii) either (x) the third party purchaser(s) under the Brazilian Purchase Agreement(s) shall, prior to the Closing, consummate the purchase of the Brazilian Loans in accordance with the terms of such Brazilian Purchase Agreement or (y) Buyer shall be reasonably satisfied that the Brazilian Standby Purchaser will, immediately after the Effective Time and the Dividend, consummate the purchase of the Brazilian Loans in accordance with the terms of the Brazilian Standby Purchase Agreement.

(h)   Tax Report Related to the Retention and Non-Compete Agreement. Buyer shall have received the report from 280G Consultants dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such report, the amounts payable under

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the Retention and Non-Compete Agreement as consideration for the restrictive covenants contained therein are reasonable and will not be deemed an “excess parachute payments” within the meaning of Section 280G of the Code.

Section 6.04.      Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations hereunder.

Article 7
Termination

Section 7.01.      Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company if the board of directors of Buyer and the Company Board each so determines by vote of a majority of the members of its entire board.

(b)   No Regulatory Approval. By Buyer or Company, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been withdrawn at the request of a Governmental Authority.

(c)    No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)   Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of such representations or warranties by the other party which breach of any of such representations or warranties by the other party, either individually or in the aggregate with other breaches by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) or Section 6.03(a) as the case may be, to be satisfied, which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the party committing such breach from the other party hereto or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

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(e)    Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) or Section 6.03(b) as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f)    Delay. By either Buyer or Company if the Merger shall not have been consummated on or before the one year anniversary of the date of this Agreement (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g)   Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e) by Buyer prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.09 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (ii) the Company Board (A) makes a Company Subsequent Determination, (B) materially breaches its obligations to call, give notice of and commence the Company Meeting under Section 5.04, and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (C) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

Section 7.02.      Termination Fee; Liquidated Damages.

(a)    In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer a termination fee equal to $10.0 million (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay Buyer the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of Company or has been made directly to its shareholders generally (and not withdrawn) or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Buyer pursuant to Section 7.01(d) or Section 7.01(e), and (B) prior to the date that is twelve (12) months

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after the date of such termination, Company enters into any agreement to consummate, or consummates an Acquisition Transaction (whether or not the Acquisition Transaction relates to the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%”.

(b)   The parties hereto agree and acknowledge that if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e) by reason of Company’s or Company Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(d) or Section 7.01(e) that is not timely cured as provided in such sections, the actual damages sustained by Buyer, including the expenses incurred by Buyer preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Buyer being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Company shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $1,000,000 (the “Liquidated Damages Payment”), as liquidated damages to Buyer, which payment is not intended as a penalty, within two (2) Business Days after Buyer’s notification of such termination. Any payment made under this Section 7.02(b) shall reduce on a dollar-for-dollar basis any payment that may be due under Section 7.02(a).

(c)    Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.

(d)   Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee in accordance with Section 7.02(a), or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(b), neither Company nor Company Bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Buyer’s sole and exclusive remedy against Company, Company Bank and their respective Affiliates, Representatives or successors in interest. For the avoidance of

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doubt, the parties agree that the fee payable under Section 7.02(a) shall not be required to be paid more than once.

Section 7.03.      Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(d); provided that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.03 and Sections 5.20, 7.02, 9.03 and 9.04 shall survive any termination hereof pursuant to Section 7.01.

Article 8
Definitions

Section 8.01.      Definitions. The following terms are used in this Agreement with the meanings set forth below:

“ABCA” means the Arkansas Business Corporation Act of 1987, as amended.

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Additional Environmental Assessment” has the meaning set forth in Section 5.15(d).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Bank Merger” has the meaning set forth in Section 1.05(b).

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such

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Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.

“ASTM” has the meaning set forth in Section 5.01(w).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Book-Entry Share” means any non-certificated share held by book entry in the Company’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of Company Common Stock.

“Brazilian Adjustment” means the Brazilian Delta multiplied by .61425.

“Brazilian Delta” has the meaning set forth in the definition of “Brazilian Purchase Agreement”.

“Brazilian Loans” means the loans set forth on Company Disclosure Schedule 8.01(b).

“Brazilian Purchase Agreement” means either (i) the agreement between the Buyer and the Brazilian Standby Purchaser substantially in the form attached as Exhibit D and entered into promptly after the execution of this Agreement, whereby the Brazilian Standby Purchaser will purchase the Brazilian Loans immediately after the Effective Time and the Dividend (the “Brazilian Standby Purchase Agreement”), or (ii) if the Brazilian Loans are to be sold to one or more persons other than the Brazilian Standby Purchaser, one or more agreements, pursuant to the terms of which such person(s) agree to purchase for cash the Brazilian Loans for an aggregate purchase price equal to or in excess of the Brazilian Standby Purchase Price (the excess of such purchase price over the Brazilian Standby Purchase Price, being the “Brazilian Delta”) on terms and conditions no less favorable to Company and Company Bank (or Buyer and Buyer Bank, as successor in interest) than the terms of the Brazilian Standby Purchase Agreement.

“Brazilian Standby Purchase Agreement” has the meaning set forth in the definition of “Brazilian Purchase Agreement”.

“Brazilian Standby Purchase Price” means the amount payable for the purchase of the Brazilian Loans in accordance with the Brazilian Standby Purchase Agreement before such amount is converted into Buyer Common Stock.

“Brazilian Standby Purchaser” means CBM Holdings Qualified Family, L.P., or a wholly-owned subsidiary thereof.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

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“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“Buyer 2014 Form 10-K” has the meaning set forth in Section 4.06(b).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Articles” has the meaning set forth in Section 4.02(a).

“Buyer Average Stock Price” means the average closing price of Buyer Common Stock on NASDAQ, as reported by Bloomberg L.P. for the ten (10) consecutive trading days ending on the second (2nd) Business Day prior to the Closing Date (the “Measurement Period”), rounded to three decimal places; provided, that the Buyer Average Stock Price shall be not less than $39.79 nor greater than $66.31, in either of which case the Exchange Ratio shall be fixed based upon such upper or lower level, as the case may be.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

“Buyer Bylaws” has the meaning set forth in Section 4.02(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.17.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Company Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

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“Closing Consolidated Net Book Value” means the unaudited consolidated net shareholders’ equity of Company as of the Determination Date, determined in accordance with GAAP, but without giving effect to the after-tax impact of the following items: (i) any negative provision for loan and lease losses for the period between June 30, 2015 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from (A) the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of June 30, 2015 and which specific allowance is set forth in Company Disclosure Schedule 8.01(a), where the resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan or (B) recoveries or payoffs in excess of the carrying value of a loan, which carrying value is the amount the loan is recorded in the books and records of Company Bank in accordance with GAAP, including any accrued but unpaid interest and excluding any allowance for loan and lease losses or other valuation accounts for such loan, shall be reflected in the Closing Consolidated Net Book Value; provided, however, that such adjustment is limited to the lesser of (x) the actual amount of the reduction of such specific allowance determined in (A) above plus the recoveries or payoff in excess of the carrying value determined in (B) above, or (y) the actual negative provision recorded by Company Bank, determined in accordance with GAAP, during the fiscal quarter in which such resolution or recovery occurs; (ii) any of the actions or changes taken only to comply with coordination procedures pursuant to Section 5.18 which would otherwise not have been taken or required to be taken, all as mutually agreed between Company and Buyer; (iii) increases in Company’s consolidated net shareholders’ equity resulting from the issuance of Company Common Stock after June 30, 2015; or (iv) the amount paid by Company prior to Closing in the event Company purchases a tail policy for directors’ and officers’ liability insurance on the terms described in Section 5.10(c) (including subject to the aggregate Maximum D&O Tail Premium) to the extent such amount is fully expensed prior to the Effective Time. For purposes of calculating the Closing Consolidated Net Book Value, Company shall include, without duplication, reductions for: (A) the after-tax amount of any fees and commissions payable by Company or any Company Subsidiary to any broker, finder, financial advisor or investment banking firm in connection with the Merger, the Bank Merger, this Agreement and the transactions contemplated hereby; (B) the after-tax amount of any legal and accounting fees incurred by Company or any Company Subsidiary in connection with the Merger, this Agreement, the Bank Merger and the transactions contemplated hereby and any related SEC and regulatory filings, including any printing expenses and SEC filing fees; (C) the after-tax amount of the costs expected to be incurred by the Surviving Entity on or after the Closing Date to fully complete all Unresolved Response Actions in accordance with Section 5.15(e); (D) the after-tax amount of any compensation, bonus, severance, or payments payable by Company or any Company Subsidiary and triggered in connection with the change-of-control or Merger, or other similar payment(s) payable by Company or any Company Subsidiary; (E) the after-tax amount of the projected loss from the sale of the Brazilian Loans, the projected loss shall be calculated based on the projected net proceeds to be received pursuant to the Brazilian Purchase Agreement subtracted from the net book value of the Brazilian Loans included on Company Bank’s general ledger (net book value shall include unpaid principal balance, net of any unamortized, discounts, premiums or

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deferrals of costs or fees; accrued but uncollected interest; related contra account; and related allowance for loan and lease losses consistent with the presentation set forth in Company Disclosure Schedule 8.01(c)); and (F) the after-tax amounts resulting from the accruals of (1) $3.5 million of costs associated with the termination of data processing services and related vendor contracts, (2) $3.5 million of costs associated with real estate appraisals, changes of signage, and write offs of leasehold improvements, and (3) $2.5 million of costs associated with employee training and relocation. With respect to items (F)(1), (2) and (3) above, the amounts set forth therein shall be used for this purpose regardless of whether the actual or subsequent projected cost is different. The Closing Consolidated Net Book Value may be further adjusted upon the mutual agreement of the parties, provided such adjustment shall be memorialized in a writing signed by all of the parties thereto. Beginning on December 31, 2015, within five (5) Business Days of the end of each calendar month, Company shall prepare a sample calculation of the Closing Consolidated Net Book Value as of the end of such calendar month and provide such sample calculation to Buyer for the parties to discuss in good faith. Company shall deliver the final calculation of the Closing Consolidated Net Book Value to Buyer no later than three (3) Business Days after the Determination Date. In the event there is a dispute related to the final calculation of the Closing Consolidated Net Book Value, which the parties are unable to resolve within three (3) Business Days after the date Company submits such calculation to Buyer, Company and Buyer shall submit the calculation of the Closing Consolidated Net Book Value to an independent accounting firm as shall be mutually agreed in writing by the parties for review and resolution of any and all matters which remain in dispute. The independent accounting firm shall reach a final resolution of all matters and shall furnish such resolution in writing to Company and Buyer as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm, and to the extent necessary, the Closing Date shall be extended to the second (2nd) Business Day after the resolution is delivered in writing by the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon Company and Buyer. The resolution reached by Buyer and Company, or absent agreement by Buyer and Company, by the independent accounting firm, will constitute the final calculation of the Closing Consolidated Net Book Value for purposes of this Agreement and shall be completed prior to the Closing Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by Company and Buyer.

“Closing Date Share Certification” has the meaning set forth in the definition of “Company Stock Price”.

“Code” has the meaning set forth in Section 2.04.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 2014 Form 10-K” has the meaning set forth in Section 3.08(a).

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“Company 401(a) Plan” has the meaning set forth in Section 3.16(c).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Bank Shareholder Approval” has the meaning set forth in Section 3.06.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board” means the Board of Directors of Company.

“Company Common Stock” means the common stock, $1.00 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Expenses” has the meaning set forth in Section 5.19.

“Company Financial Advisor” has the meaning set forth in Section 3.15.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Investment Securities” or “Investment Securities” means the investment securities of the Company, Company Bank and their respective Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(d).

“Company Loan Property” means any real property (including buildings or other structures) in which Company or any of its Subsidiaries holds a security interest or Lien in connection with a Loan.

“Company Material Contracts” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Recommendation” has the meaning set forth in Section 5.04(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Representatives” has the meaning set forth in Section 5.09(a).

“Company SEC Documents” has the meaning set forth in Section 3.08(a).

“Company Stock Plans” means all equity plans of Company or any Subsidiary, including the 2014 Omnibus Incentive Plan, and any sub-plans adopted thereunder, each as amended to date.

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“Company Stock Price” means a cash value, rounded to three decimal places, equal to the quotient of (i) the Purchase Price, divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time as certified by an officer of Company on behalf of Company at the Closing (such certificate, the “Closing Date Share Certification.”

“Company Subsequent Determination” has the meaning set forth in Section 5.09(d).

“Controlled Group Members” has the meaning set forth in Section 3.16(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the Business Day that is closest to ten (10) Business Days prior to the Closing Date; provided that if the parties disagree with respect to the amount of Closing Consolidated Net Book Value and the Closing Date is delayed in connection therewith, the Determination Date shall be determined as if the Closing were occurring on the date the Closing would have occurred but for such disagreement.

“Dividend” has the meaning set forth in the Brazilian Standby Purchase Agreement.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Consultant” has the meaning set forth in Section 5.15(a).

“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human

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health and safety with respect to exposure to Hazardous Substances, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by Buyer (which shall be Buyer’s transfer agent), and reasonably acceptable to Company appointed prior to the Effective Time pursuant to an agreement in form and substance reasonably acceptable to Company (the “Exchange Agent Agreement”), to act as agent for purposes of conducting the exchange procedures described in Article 2.

“Exchange Agent Agreement” has the meaning set forth in the definition of “Exchange Agent”.

“Exchange Fund” has the meaning set forth in Section 2.06(a).

“Exchange Ratio” means the quotient (rounded to the fourth decimal place) of the Company Stock Price divided by the Buyer Average Stock Price.

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

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“FBCA” means the Florida Business Corporation Act.

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that have a negative impact on the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” has the meaning set forth in Section 2.05.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means with regard to a Person all intellectual property of that person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations

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and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provsionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Company Disclosure Schedule 3.01(b), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Buyer Disclosure Schedule 4.01(a).

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Letter of Transmittal” has the meaning set forth in Section 2.05.

“Licensed Business Intellectual Property” has the meaning set forth in Section 3.32(f).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).

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“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Change” or “Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, the following alone or in combination, shall not constitute a Material Adverse Effect, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a Material Adverse Effect (A) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which it operates or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (B) changes in GAAP, or regulatory accounting requirements applicable to banks or bank holding companies generally, or interpretations thereof (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (C) changes in global or national political or economic or capital or credit market conditions generally, including, but not limited to, changes in levels of interest rates (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (D) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Company or Buyer to meet any internal or published industry analyst projections, forecasts or estimates of revenues or earnings or other financial or operating metrics for any period (it being understood and agreed that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of Buyer Common Stock or Company Common Stock, (G) the impact of the Agreement and the transactions contemplated hereby, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement) and (H) any material write-down or write-off or reclassification by Company or Company Bank of the Brazilian Loans.

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“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Measurement Period” has the meaning set forth in the definition of “Buyer Average Stock Price”.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the number of shares of Buyer Common Stock to be issued in the Merger in respect of each share of Company Common Stock held by a holder of Company Common Stock of record immediately prior to the Effective Time, determined on the basis of the Exchange Ratio.

“NASDAQ” means The NASDAQ Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-scope Issues” has the meaning set forth in Section 5.15(c).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“NYSE” means the New York Stock Exchange.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and Company’s Subsidiaries consistent with past practice, including with respect to frequency and amount in all material respects.

“OREO” has the meaning set forth in Section 3.23(c).

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.

“Phase I” has the meaning set forth in Section 5.01(w).

“Plan of Bank Merger” means that certain plan of bank merger between Company Bank and Buyer Bank pursuant to which Company Bank will be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in the Financial Institutions Code of Florida, as well as Arkansas Code Annotated §§ 23-48-503, 23-48-902 et seq. and Subchapter 11 of the Arkansas Business Corporation Act, with the effect provided in Arkansas Code Annotated § 4-27-1110.

“Proxy Statement-Prospectus” means Company’s proxy statement and Buyer’s prospectus and other proxy solicitation materials constituting a part thereof, together with

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any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Purchase Price” shall mean $402,525,000, subject to (i) a decrease, on a dollar-for-dollar basis, by the amount, if any, that the Closing Consolidated Net Book Value, determined in accordance with this Agreement, is less than $174,000,000 and (ii) an increase, on a dollar-for-dollar basis, by the amount, if any, of the Brazilian Adjustment.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Retention and Non-Compete Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Requisite Company Shareholder Approval” means the adoption of this Agreement by a vote of the majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this

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Agreement to a Subsidiary of Company means, unless the context otherwise requires, any current or former Subsidiary of Company and any Subsidiary of Company Bank. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unresolved Response Action” has the meaning set forth in Section 5.15(e).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

Article 9
Miscellaneous

Section 9.01.      Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.

Section 9.02.      Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided such waiver is in writing and signed by such

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party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by Law requires further approval by the shareholders of Buyer or Company without obtaining such approval.

Section 9.03.      Governing Law; Choice of Forum; Jurisdiction; Waiver of Right to Trial by Jury; Process Agent.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except for mandatory effects of Florida or Arkansas law relating to the Merger or the Bank Merger, as applicable), without regard to the conflicts of law rules of such state.

(b)   Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04.      Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Section 9.05.      Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank:

Bank of the Ozarks, Inc.
17901 Chenal Parkway

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Little Rock, Arkansas 72223
Attn: Executive Vice President and Director of Mergers and Acquisitions

With a copy (which shall not constitute notice) to:

Kutak Rock LLP
124 W. Capitol Ave., Suite 2000
Little Rock, Arkansas 72201
Attn: H. Watt Gregory, III

Email: watt.gregory@kutakrock.com

If to Company or Company Bank:

C1 Financial, Inc.
100 5th Street South
St. Petersburg, Florida 33701
Attn: President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10011
Attn: Manuel Garciadiaz; William L. Taylor

Email: manuel.garciadiaz@davispolk.com; william.taylor@davispolk.com

With a copy (which shall not constitute notice) to:

Shutts & Bowen LLP

1500 Miami Center

201 South Biscayne Boulevard

Miami, FL 33131

Attn: Bowman Brown; Alfred Smith

Email: bbrown@shutts.com; ASmith@shutts.com

Section 9.06.      Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10 and shareholders of Company with respect to Article 2, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of

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negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07.      Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08.      Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any courts of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09.      Interpretation.

(a)    When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties acknowledge and agree that if an unreasonable condition is imposed on a consent, such consent will be deemed to have been withheld.

(b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)    Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates

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otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.

Section 9.10.      Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11.      Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 9.12.      Disclosure Schedules. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding Section of this Agreement and any other representations, warranties or covenants of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties and covenants would be readily apparent to a reasonable person who has read that reference and such representations, warranties or covenants without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Buyer Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK OF THE OZARKS, INC.

By:	/s/ Dennis James
	Name:	Dennis James
	Title:	Executive Vice President and Director of Mergers and Acquisitions

BANK OF THE OZARKS

By:	/s/ Dennis James
	Name:	Dennis James
	Title:	Executive Vice President and Director of Mergers and Acquisitions

C1 FINANCIAL, INC.

By:	/s/ Trevor Burgess
	Name:	Trevor Burgess
	Title:	President and Chief Executive Officer

C1 BANK

By:	/s/ Trevor Burgess
	Name:	Trevor Burgess
	Title:	President and Chief Executive Officer

Exhibit A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of November 9, 2015, by and between the undersigned holder (“Shareholder”) of common stock, $0.01 par value per share, of C1 Financial, Inc., a Florida corporation (“Company”), and Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer’s wholly owned bank subsidiary, Bank of the Ozarks, an Arkansas state banking corporation (“Buyer Bank”), Company and Company’s wholly owned bank subsidiary, C1 Bank (“Company Bank”), a Florida state bank, are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, and on the terms and conditions set forth therein, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”) and (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity, and at the Effective Time each outstanding share of Company Common Stock (except as provided in Section 2.01(c) of the Merger Agreement) will be converted into the right to receive the Merger Consideration in accordance with Article 2 of the Merger Agreement;

WHEREAS, Shareholder beneficially owns and/or has, directly or indirectly, [the sole voting power with respect to] the number of shares of Company Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of Company Common Stock Subject to this Agreement” (such shares, together with any additional shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer agree as follows:

Section 1.    Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval relating to the Merger, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

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(a)	appear at each such meeting in person or by proxy, or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Company and adopted in accordance with the terms thereof and hereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) in favor of any proposal relating to an advisory vote on executive compensation, as may be required under Rule 14a-21(c) under the Exchange Act; (iv) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (v) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2.     No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will, intestacy or operation of Law (as such term is defined in the Merger Agreement), in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.    Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

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(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation of Shareholder or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of (or is the trustee that is the record holder of Shares in a trust whose beneficiaries are the beneficial owners of such Shares), and has good title to all of the Shares, [and except as previously disclosed to Buyer] the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4.     No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder in such capacity authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to, (a) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, Company’s officers, directors, employees and advisers or Buyer) regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than, for the avoidance of doubt, Company’s officers, directors, employees and advisers or Buyer) any non-public information or data with respect to Company or in

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connection with an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal or otherwise knowingly encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal. For the avoidance of doubt, nothing herein shall restrict any action by Company or Company’s Board of Directors permitted under Section 5.09 of the Merger Agreement.

Section 5.    Proxy. Shareholder hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing Buyer with full power of substitution, as the Shareholder’s attorney-in-fact and proxy, for and in the Shareholder’s name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by Section 1 as such proxy or its proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Shareholder pursuant to this Section 5 is granted in consideration of Buyer entering into this Agreement and the Merger Agreement and incurring the obligations therein. If the Shareholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of Section 1 (or anticipatorily breaches such section), then Buyer shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of Section 1. Notwithstanding the foregoing, the holder of such proxy shall not exercise such proxy on any matter other than as set forth in Section 1. This proxy shall automatically terminate upon the termination of this Agreement in accordance with its terms.

Section 6.     Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

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Section 7.     Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (i) the Effective Time, (ii) termination of the Merger Agreement or (iii) the amendment of the Merger Agreement in any manner materially adverse to Shareholder. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and intentional breach of this Agreement prior to such termination and the provisions of this Section 7 and Section 12 and 13 shall survive any termination of this Agreement.

Section 8.    Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.    Capacity as Shareholder. If Shareholder is an individual, this Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Company and it shall not apply in any manner to Shareholder in his or her capacity, if any, as a director or officer of Company. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the Shareholder’s actions in his or her capacity, if any, as a director or officer of Company.

Section 11.     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except for mandatory effects of Florida or Arkansas law relating to the Merger or the Bank Merger, as applicable), without regard to the conflicts of law rules of such state.

Section 12.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT

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OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. Each of the parties hereto certifies and acknowledges that (i) no representative, agent or other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each of the parties makes this waiver voluntarily and (iv) each of the parties has been induced to enter into this agreement or any of the transactions contemplated hereby by, among other things, the mutual waivers and certifications in this Section 12.

Section 13.    Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement to be taken by Shareholder. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 14.    Disclosure. Shareholder hereby authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 15.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument

Section 16.    No Partnership. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANK OF THE OZARKS, INC.

By:
Name:
Title:

SHAREHOLDER

By:
Name:
Title:

(NOTE: If Other than an Individual Shareholder, Print or Type Name of Individual Signing the Voting Agreement and Representative Capacity)

Total Number of Shares of Company Common Stock Subject to this Agreement:

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Exhibit B

RETENTION AND NON-COMPETE AGREEMENT

This Retention and Non-Compete Agreement (this “Agreement”) is made and entered into as of November 9, 2015 by and between Bank of the Ozarks (the “Bank”), an Arkansas state banking corporation and wholly-owned subsidiary of Bank of the Ozarks, Inc., an Arkansas corporation (“Ozarks”), and Trevor R. Burgess (the “Executive”).

WHEREAS, Ozarks has agreed to acquire C1 Financial, Inc., a Florida corporation (“C1”), pursuant to that certain Agreement and Plan of Merger being entered concurrently among Ozarks, the Bank, C1, and C1 Bank, a Florida state bank and wholly-owned subsidiary of C1 (such agreement, as may be amended from time to time in accordance with its terms, but not taking into account for purposes hereof any amendment that would adversely affect the rights or obligations of the Executive hereunder, the “Merger Agreement”, and such acquisition, the “Transaction”).

WHEREAS, the Executive currently serves as the Chief Executive Officer, President and Director of C1; and

WHEREAS, the Bank desires to employ the Executive and the Executive desires to render his services to the Bank after the acquisition;

WHEREAS, the Bank desires to protect its confidential and trade secret information and to prevent unfair competition; and

WHEREAS, the Bank and the Executive desire to enter into a retention and non-compete arrangement the terms and conditions of which are set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, the Bank and the Executive hereby agree as follows:

1.    Effectiveness; Employment. This Agreement shall become effective upon the closing of the Transaction (the day of such closing, the “Effective Date”); provided, that this Agreement shall be null and void ab initio and of no force and effect in the event the Transaction is not consummated for any reason. Effective as of the Effective Date, the Bank (or a subsidiary thereof) shall employ the Executive and the Executive shall accept employment with the Bank (or such subsidiary) upon the terms and conditions hereinafter set forth.

2.    Duties. During the Retention Period (as defined below in Section 3), the Executive shall be employed as an employee of the Bank to serve as Chief Innovation Officer of Ozarks and the Bank and Florida Market President of the Bank and will have the duties, responsibilities, functions and authority commensurate with those positions. During the Retention Period, the Executive shall render his services in St. Petersburg, Florida.

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3.    Service Payment. The Bank shall pay the Executive $5,700,000 (the “Service Payment”) as consideration for the Executive’s (i) employment by the Bank for the one-year period following the Transaction (the “Retention Period”) and (ii) compliance with the restrictive covenants set forth in Sections 5 and 6 of the Agreement for the three-year period commencing upon the Executive’s termination of employment on the earlier of (x) the expiration of the Retention Period and (y) if the employment of the Executive terminates for any reason during the Retention Period, other than by the Bank for Cause (as defined in Section 8(b)) or by the Executive without Good Reason (as defined in Section 8(c)), the effective date of such termination of employment (the “Non-Competition Period” and, together with the Retention Period, the “Relevant Period”). Subject to compliance with the restrictive covenants set forth in Sections 5 and 6(a), the Service Payment shall vest and be paid in quarterly installments commencing on the three-month anniversary of the Effective Date and ending on the four-year anniversary thereof. For the avoidance of doubt, the Service Payment shall be in addition to any payments made to the Executive by C1 pursuant to the Change of Control Agreement entered into between the Executive and C1, dated as of November 9, 2015.

4.    Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Bank, the Bank shall reimburse the Executive for reasonable and customary business expenses, including, but not limited to, travel, cellular phone, professional dues and fees that are approved in advance, and other business expenses reasonably incurred in the performance of his duties under this Agreement.

5.    Confidentiality/Trade Secrets. The Executive acknowledges his position with the Bank will be one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information, including, but not limited to, data, plans, budgets and customer lists, of the Bank. Both during the Retention Period and thereafter (but, for the avoidance of doubt, not before the Effective Date), the Executive therefore covenants and agrees as follows:

(a)    He shall use his best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and/or confidential and proprietary information of the Bank, including, but not limited to, the identity of its current or prospective customers, suppliers and licensors, its arrangements with its customers, suppliers and licensors, and its technical, financial and marketing data, records, compilations of information, processes, programs, methods, techniques and specifications relating to its customers, suppliers, licensors, products and services;

(b)    He shall not disclose any of such trade secrets and/or confidential and proprietary information, except as may be required in the course of his employment with the Bank or by law; and

(c)    He shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and/or confidential and proprietary information.

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All files, records, documents, drawings, specifications, memoranda, notes or other documents relating to the business of the Bank, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Bank and shall be delivered to the Bank and not reproduced and/or retained by the Executive upon termination of his employment for any reason whatsoever or at any other time upon request of the Bank. Notwithstanding the foregoing, nothing stated herein or otherwise prohibits the Executive from reporting a possible violation of law to a governmental entity or law enforcement, making a disclosure that is protected under the whistleblower protections of applicable law and/or participating in a governmental investigation.

6.    Non-Competition; Non-Solicitation and Non-Disparagement.

(a)    The Executive agrees that, during the Non-Competition Period, the Executive will not, within the state of Florida, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in the business of commercial banking, within the state of Florida, in any commercial banking business or other venture which competes, directly or indirectly, with the Bank, Ozarks or their affiliates; provided, however, that the Executive may, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a company whose capital stock is traded publicly. For purposes of this Agreement, “commercial banking” means the business of taking deposits, making secured or unsecured loans or engaging in any substantial activities in support of or related to such business.

(b)    The Executive agrees that during the Non-Competition Period he will not, directly or indirectly, solicit, induce or attempt to induce, or cause any individual who, on the date of this Agreement or any time thereafter, is an officer, manager or employee of the Bank or C1 to leave the employ of the Bank or C1, or in any way materially interfere with the relationship between the Bank or C1, on the one hand, and any such officer, manager or employee, on the other hand. In addition, during the Non-Competition Period, the Executive shall not, directly or indirectly, induce or attempt to induce any customer, supplier, licensee or other business relation of C1, or of the Bank, to cease doing business with the Bank, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Bank.

(c)    The Executive agrees that during the Non-Competition Period he will not make any false, defamatory or disparaging statements about the Bank, Ozarks or any of their respective affiliates or the banking business of the Bank. The Bank agrees to, and will cause its affiliates to, instruct, promptly after the execution of this Agreement, its directors and officers not to make any disparaging statements or communications about the Executive.

7.    Remedies for Breach of Covenants of the Executive.

(a)    The Bank and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 5 and 6 are reasonable in content and scope and are given by the Executive and the Bank knowingly, willingly and voluntarily

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and for adequate consideration. The Bank and the Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants only so far as necessary to be enforceable.

(b)    The covenants set forth in Sections 5 and 6 shall continue to be binding upon the Executive and the Bank, notwithstanding the termination of his employment with the Bank for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Bank and the Executive. The existence of any claim or cause of action by the Executive against the Bank, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Bank of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate, injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof and that the party bringing the claim shall not be required to post bond in pursuit of such claim. For any such claim, the prevailing party shall be entitled to recover its or his attorneys’ fees and costs incurred in pursuit of such claim to the extent permitted by law.

8.    Termination. This Agreement (other than Sections 5 and 6, which shall survive any termination hereof for any reason) may be terminated as follows:

(a)    The Bank may terminate this Agreement and the Executive’s employment hereunder at any time, with or without Cause, and if without Cause, upon at least thirty (30) days prior written notice to the Executive. The Executive may terminate this Agreement and his employment hereunder at any time, for Good Reason or no reason, upon at least thirty (30) days’ prior written notice to the Bank.

(b)    For purposes of this Agreement, “Cause” shall mean (i) the Executive’s willful and repeated refusal to perform his duties or responsibilities following written notice from the Bank; it being understood that the failure to achieve specified results or generally poor Bank performance will not constitute Cause; (ii) commission by the Executive of embezzlement or actual fraud in the performance of his duties to the Bank; or (iii) the Executive’s indictment for, conviction of, guilty plea or plea of nolo contendere to, a felony or any other criminal charge involving moral turpitude. Whether “Cause” exists shall be determined in the sole and good faith discretion of the board of directors of the Bank (the “Board”); provided that any such determination (other than as relating to the conduct described in clause (iii) above) shall be made pursuant to a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct that constitutes “Cause”, and specifying the particulars thereof in detail.

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(c)    For purposes of this Agreement, “Good Reason” shall mean (i) the Bank breaches this Agreement in any material respect and fails to cure such breach within thirty (30) days after Executive delivers written notice and a written description of such breach to the Bank; (ii) the Bank reduces the Executive’s base annual salary; (iii) the Bank materially diminishes the Executive’s authority, duties, or responsibilities; or (iv) the Executive is transferred to an office greater than fifteen (15) miles from the current location of the Executive’s office. The Executive shall not be deemed to have resigned for Good Reason unless and until there is delivered to the Bank’s Director of Human Resources written notice of the Executive’s ground for resignation fully explaining his contention that Good Reason exists for his resignation and the Director of Human Resources has been provided at least thirty (30) days following the receipt of this written notice to respond to the Executive’s stated concerns and attempt to cure the same (the “Cure Period”). In the event that the Bank fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder (the “Code”)) must occur, if at all, within sixty (60) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. Notwithstanding anything to the contrary in this Agreement, a temporary suspension of the Executive’s duties, authorities, employment or other roles hereunder not in excess of thirty (30) days by the Board based upon the Board’s good faith judgment that such suspension is warranted pending investigation of any material allegations relating to the conduct of the Executive or the conduct of the Bank, which may implicate the Executive, shall not give rise to Good Reason.

(d)    In the event that the Bank terminates the Executive’s employment with Cause or the Executive voluntarily terminates his employment without Good Reason, the Bank shall pay the Executive the Service Payment (subject to Section 8(f)), all accrued and unpaid base annual salary up to the date of termination, and shall reimburse the Executive for all unreimbursed but reimbursable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its officers similarly situated to the Executive, and the Executive shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at his own expense.

(e)    In the event that the Bank terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, in either case during the Retention Period, the Bank shall pay the Executive (i) the Service Payment (subject to Section 8(f)) and (ii) solely in exchange for Executive’s execution and delivery of the Bank’s then standard separation agreement, which includes, among other obligations, a full release of claims against the Bank and related entities and persons, within the time period specified therein, and upon such agreement becoming effective by its terms, an amount equal to his accrued vacation, all accrued but unpaid base annual salary and the base annual salary for the remaining period of the Retention Period in one lump sum as soon as administratively feasible after the termination. In addition, the Bank shall pay the Executive all unreimbursed but reimbursable expenses incurred by the

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Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its officers similarly situated to the Executive. The Executive shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at his own expense.

(f)    If a termination of Executive’s employment with the Bank occurs for any reason (including, for the avoidance of doubt, due to (i) the Executive’s death or permanent disability, (ii) a termination by the Bank with or without Cause or (iii) a termination by the Executive for Good Reason or without Good Reason) during the Retention Period, the Bank will pay the Executive the remainder of the Service Payment pursuant to the vesting schedule described in Section 3 and in consideration of the Executive’s fulfillment of his obligations under Sections 5 and 6; provided that, upon the Executive’s material violation of his obligations under Sections 5 or 6(a) at any time during the Relevant Period, the Executive shall reimburse all previously paid amounts of the Service Payment and shall not be entitled to receive any of the remaining amounts of the Service Payment.

9.    Section 280G of the Code.

(a)    If any payment or benefit received by Executive pursuant to this Agreement (or any payments that the Executive would receive from the Bank or otherwise in connection with the Transaction) is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

(b)    It is possible that, after the determinations and selections made pursuant to this Section 9, the Executive will receive payments and benefits (including a Gross-Up Payment) that are, in the aggregate, either more or less than the limitations provided in Section 9(a) (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall refund the Excess Payment to the Bank promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Executive’s receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (x) by a court of competent jurisdiction or (y) by the Accounting Firm (as defined in Section 9(c) below) upon request by the Executive or the Bank, that an Underpayment has occurred, the Bank shall pay an amount equal to the Underpayment to the Executive within ten (10) days of such determination together with

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an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

(c)    For purposes of making all determinations required to be made under this Section 9, (i) the value of any noncash benefits or any deferred payment or benefit shall be determined by accounting firm or tax counsel selected by the Bank and reasonably acceptable to the Executive (the “Accounting Firm”) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and applicable guidance under Treasury Regulation Section 1.280G-1, and U.S. Treasury Department rulings and releases; and (ii) for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All determinations made by the Accounting Firm under this Section 9 shall be final and binding on the Bank and its successors. All fees and expenses of the Accounting Firm shall be borne solely by the Bank.

10.    Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

If to the Bank:

Bank of the Ozarks

17901 Chenal Parkway

Little Rock, Arkansas 72223

Attention: Chief Executive Officer

If to the Executive:

At the address last on the records of the Bank.

Either party may change its address for notice by giving notice in accordance with the terms of this Section 10.

11.    Best Efforts of Executive. The Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents perform all of

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the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Bank.

12.    Employment Policies and Procedures. The Executive agrees to abide by all of the Bank’s employment policies and procedures that apply generally to other senior employees of the Bank. Such policies and procedures may be revised from time to time.

13.    General Provisions.

(a)    Law Governing. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the state of Arkansas, without regard for the law or principles of conflict of laws.

(b)    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

(c)    Section 409A of the Code. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.

(d)    Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings between the Bank, its predecessors and the Executive, whether written or oral, with respect to the subject matter hereof. The Executive has no oral representations, understandings or agreements with the Bank, or its affiliates, officers, directors or representatives covering the same subject matter as this Agreement. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

(e)    Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive, but may be assigned by the Bank to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Bank.

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(f)    Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

(g)    Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph or provision of this Agreement.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE:		BANK OF THE OZARKS:

By:		By:
	Name: Trevor R. Burgess		Name:	Dennis James
			Title:	Executive Vice President and Director of Mergers and Acquisitions
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Exhibit C

AGREEMENT AND PLAN OF BANK MERGER BY AND BETWEEN
C1 BANK AND BANK OF THE OZARKS

THIS AGREEMENT AND PLAN OF BANK MERGER (this “Plan of Bank Merger”) is made and entered into as of the ____ day of _____, ________, by and between Bank of the Ozarks (“Buyer Bank”) an Arkansas state banking corporation and wholly-owned subsidiary of Bank of the Ozarks, Inc. (“Buyer”), and C1 Bank (“Company Bank”), a Florida state-chartered bank and wholly-owned subsidiary of C1 Financial, Inc. (“Company”).

PREAMBLE

Each of the Boards of Directors of Company Bank and Buyer Bank deems it advisable and in the best interest of each of their respective institutions and, subject to the merger of Company with and into Buyer (the “Holding Company Merger”) as contemplated in that certain Agreement and Plan of Merger dated as of November 9, 2015 by and among Buyer, Buyer Bank, Company and Company Bank (the “Holding Company Merger Agreement”), for Company Bank to be merged with and into Buyer Bank (the “Bank Merger”) on the terms and conditions provided in this Plan of Bank Merger. At the Effective Time (as defined below) of the Bank Merger, the outstanding shares of common stock of Company Bank shall be cancelled, and Buyer Bank shall continue to conduct its business and operations as a wholly-owned, first-tier subsidiary of Buyer. It is intended that the Bank Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company Bank and Buyer Bank hereby make, adopt and approve this Plan of Bank Merger in order to set forth the terms and conditions of the merger of Company Bank with and into Buyer Bank.

ARTICLE ONE
TERMS OF MERGER

1.1    Merger. Subject to the terms and conditions of this Plan of Bank Merger, at the time the Bank Merger becomes effective under applicable law (the “Effective Time”), Company Bank shall be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in the Financial Institutions Code of Florida, as well as Arkansas Code Annotated §§ 23-48-503, 23-48-902 et seq. and Subchapter 11 of the Arkansas Business Corporation Act, with the effect provided in Arkansas Code Annotated § 4-27-1110. Buyer Bank shall be the surviving bank resulting from the Bank Merger (the “Surviving Bank”) and shall continue to be a state bank governed by the laws of the state of Arkansas. The Bank Merger shall be consummated pursuant to the terms of this Plan of Bank Merger. The Bank Merger shall not be

C-1

consummated unless and until the Holding Company Merger has been consummated and all required regulatory approvals and shareholder approvals have been received.

1.2    Business of Surviving Bank. The business of the Surviving Bank from and after the Effective Time shall be that of a state banking corporation organized under the laws of the state of Arkansas. The business of the Surviving Bank shall be conducted from its main office and at its legally established branches, which shall also include all branches, whether in operation or approved but unopened, at the Effective Time.

1.3    Charter. The Articles of Incorporation of Buyer Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank immediately following the Effective Time, until otherwise amended or repealed.

1.4    Bylaws. The bylaws of Buyer Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank immediately following the Effective Time, until otherwise amended or repealed.

1.5    Directors and Officers.

(a)    The directors of the Surviving Bank from and after the Effective Time shall consist of the incumbent directors of Buyer Bank, who shall serve as directors of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank.

(b)    The principal officers of the Surviving Bank upon the Effective Time shall be the incumbent principal officers of Buyer Bank, who shall serve as officers of the Surviving Bank from and after the Effective Time in accordance with the bylaws and at the pleasure of the board of directors of the Surviving Bank.

ARTICLE TWO
MANNER OF CONVERTING SHARES

2.1    Conversion of Shares. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, the shares of the constituent banks shall be converted as follows:

(a)    Each share of Buyer Bank common stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)    Each share of Company Bank common stock issued and outstanding at the Effective Time shall be cancelled upon the Effective Time, and no consideration shall be delivered in exchange therefor.

2.2    Exchange Procedures. Promptly after the Effective Time, the sole shareholder of Company Bank shall surrender the certificate or certificates representing the common stock of Company Bank owned by it to the Surviving Bank.

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ARTICLE THREE
TERMINATION

3.1    Termination. Notwithstanding any other provision of this Plan of Bank Merger, and notwithstanding the approval of this Plan of Bank Merger by the shareholders of Buyer Bank and Company Bank, this Plan of Bank Merger shall be terminated and the Bank Merger shall be abandoned automatically and without the necessity of any further action by any party in the event of the termination of the Holding Company Merger Agreement, and this Plan of Bank Merger may be terminated and the Bank Merger abandoned at any time prior to the Effective Time:

(a)    By mutual consent of the Board of Directors of Buyer Bank and the Board of Directors of Company Bank; or

(b)    By the Board of Directors of either Buyer Bank or Company Bank in the event that the Bank Merger shall not have been consummated by November 9, 2016; or

(c)    By the Board of Directors of either Buyer Bank or Company Bank in the event that any of the conditions precedent to the consummation of the Bank Merger cannot, through no fault of the terminating party, be satisfied or fulfilled by November 9, 2016.

3.2    Effect of Termination. In the event of the termination and abandonment of this Plan of Bank Merger pursuant to Section 3.1 immediately preceding, this Plan of Bank Merger shall become void and have no effect.

IN WITNESS WHEREOF, Company Bank and Buyer Bank have entered into this Plan of Bank Merger as of the date first set forth above.

C1 BANK, a Florida chartered bank		BANK OF THE OZARKS, an Arkansas banking corporation

By:		By:
	Name:		Name:
	Title:		Title:
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EXHIBIT D

FORM OF STANDBY PURCHASE AGREEMENT

STANDBY PURCHASE AGREEMENT

between

BANK OF THE OZARKS, INC.,

as Seller

and

____________________________,

as Standby Purchaser

Dated _____________, 2015

STANDBY PURCHASE AGREEMENT

THIS STANDBY PURCHASE AGREEMENT (this “Agreement”) is made as of ___________, 2015, by and between BANK OF THE OZARKS, INC., an Arkansas corporation (“Seller”), and _______________, a/an ___________________ (“Standby Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller, Bank of the Ozarks (“Bank”), C1 Financial, Inc. (“Company”) and C1 Bank (“Company Bank”) are entering into the Agreement and Plan of Merger dated as of November 9, 2015 (the “Merger Agreement”);

WHEREAS, this Agreement is a condition subsequent to Seller and Bank executing the Merger Agreement and condition precedent to completing the Merger and the Bank Merger (as defined in the Merger Agreement);

WHEREAS, Company Bank has entered into the Loan Documents pursuant to which Company Bank has made the Loans to the applicable Debtors;

WHEREAS, upon consummation of the Bank Merger, Bank, as surviving entity and successor in interest to Company Bank, will be the owner of the Loans, and will simultaneously dividend such Loans to Seller (the “Dividend”);

WHEREAS, Seller and Bank have required, and Standby Purchaser has agreed to purchase from Seller, on the terms set forth herein, the Assigned Property immediately after the Effective Time and the Dividend;

WHEREAS, in connection herewith, CBM Holdings Qualified Family, L.P. will, among other things, guaranty the obligations of Standby Purchaser pursuant to a Guaranty;

NOW, THEREFORE, in consideration of the premises, the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Defined Terms. Except as otherwise specified herein or as the context may otherwise require, the following terms have the meanings set forth below:

“Assigned Payments” means all amounts payable with respect to the Loans, including (without limitation) Scheduled Payments due on or after the Assignment Time, the principal and interest portions and the premium portion of any prepayment, proceeds from claims on any physical damage insurance, condemnation awards, late fees or charges, rights to indemnification, rights against third parties and any amount received as a result of the exercise of remedies under or with respect to the Loans upon the occurrence of an Event of Default.

“Assigned Property” means all of Seller’s right, title, interest, obligations, estate, claims and demands in, to and under (a) the Loans, (b) the Loan Documents, (c)  the Assigned Payments, (d) the Collateral and (e) all of Seller’s beneficial interest in the Loans, including to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Seller against any Person, whether known or unknown, arising under or in connection with the Loan Documents, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to this Agreement.

“Assignment Time” means the time immediately succeeding the Effective Time and the Dividend.

“Brazilian Standby Purchase Price” means an amount equal to 75.14% of the aggregate “Net Book Value” of all Loans on Company Bank’s general ledger immediately prior to the Effective Time. For purposes hereof, “Net Book Value” means (a) net active principal balance, net of any unamortized, discounts, premiums or deferrals of costs or fees; (b) accrued but uncollected interest; related contra account; and (c) related allowance for loan and lease losses. For the purpose of this calculation, “Net Book Value” at the Effective Time shall exclude (i) any changes to the allowance for loan losses and (ii) any charge offs, in each case between the date of the Merger Agreement and Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“Buyer Average Stock Price” has the meaning set forth in the Merger Agreement.

“Buyer Common Stock” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property, rights, security interests, and guarantees granted to or received by Company Bank under or in relation to the Loan Documents, as well as all substitutions therefor and additions thereto.

“Consideration” means the number of shares of Buyer Common Stock that are equivalent to the aggregate Brazilian Standby Purchase Price for the Loans determined on the basis of the Buyer Average Stock Price.

“Debtors” means LDC, Usina and Resisul and any successor borrower or exporter, as applicable, under the Loan Documents.

“Dividend” has the meaning set forth in the recitals hereto.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Event of Default” means the occurrence of a default or an event which with the giving of notice or passage of time or both would constitute a default under any Loan.

“Governmental Authority” means the government of the United States of America, Brazil, Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“knowledge” means, for purposes of Sections 3 and 4, the actual knowledge of the chief executive officer, president or chief financial officer of Seller.

“Lien” means a security interest, lien, charge, pledge, equity or encumbrance of any kind, other than liens for taxes which are not yet due and payable, and liens of mechanics and materialmen and other similar liens arising in the ordinary course of business for sums not yet due and payable.

“LDC” means LDC-Sev Bioenergia S.A.

“LDC Loan” means the loan and other financial accommodations to LDC pursuant to the Export Prepayment Facility Agreement dated as of July 14, 2011 among LDC, Usina Continental S.A., LDC Bioenergia S.A., the lenders a party thereto, and The Bank of New York Mellon, as Administrative Agent and U.S. Collateral Agent, including all amendments thereto and together with the Loan Documents relating thereto and the Company Bank’s participation interest therein.

“Loan” means each of the LCD Loan, the Resisul Loan, the Usina Export Loan and the Usina Loan.

“Loan Documents” means, collectively, the documents listed on Schedule A hereto, together with all other documents now or hereafter delivered pursuant to or in connection with the transactions contemplated thereby, in each case, as amended, restated or supplemented.

“Merger” has the meaning set forth in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in the Merger Agreement.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Resisul” means Resisul Fortaleza Ltda.

“Resisul Loan” means the loan and other financial accommodations to Resisul pursuant to the Loan Agreement (with Guaranty) dated as of June 24, 2013 among Resisul Fortaleza Ltda., as borrower, Bernardo Ernesto Simões Moniz Da Maia and Resinas Yser Ltda., as guarantors, and C1 Bank, as lender, as amended by the First Amendment to the Loan Agreement (with Guaranty) dated as of May 11, 2015 among such parties and Yser S.G.P.S. S.A., as an additional guarantor, including all amendments thereto and together with the Loan Documents relating thereto.

“Scheduled Payment” means, with respect to each Loan, any payment of interest, principal or principal and interest required to be made by a Debtor thereunder in accordance with the terms of such Loan and due to Seller.

“Securities Act” means the Securities Act of 1933, as amended.

“Usina” means Usina Goianésia S.A.

“Usina Export Loan” means the loan and other financial accommodations to Usina pursuant to the Export Prepayment Agreement (with Guaranty) dated as of May 21, 2013 among Usina, as exporter, Energética São Simão S.A., as a guarantor, Madam Agropecuária Ltda., as a guarantor, Bruno Bachmann Maranhão, as a guarantor, Felipe Maranhão Nader, as a guarantor, and the Company Bank, as lender, including all amendments thereto and together with all Loan Documents relating thereto.

“Usina Loan” means the loan and other financial accommodations to Usina pursuant to the Loan Agreement (with Guaranty) dated as of December 10, 2012 among Usina, as exporter, Energética São Simão S.A., as a guarantor, Madam Agropecuária Ltda., as a guarantor, Bruno Bachmann Maranhão, as a guarantor, Felipe Maranhão Nader, as a guarantor, and the Company Bank, as lender, including all amendments thereto, including the amendment changing certain terms and conditions thereof and the name thereof to an Export Prepayment Agreement (with Guaranty), including all amendments thereto and together with all Loan Documents relating thereto.

Section 2. Assignment; Payment of Purchase Price.

(a) Subject to the conditions precedent set forth on Schedule B hereto and the other provisions hereof, effective as of the Assignment Time, Seller hereby absolutely and unconditionally sells, transfers, conveys and assigns, without recourse (except with respect to a breach of its representations and warranties contained herein and subject to Section 6(h)), to Standby Purchaser, its successors and assigns, forever, and Standby Purchaser does hereby purchase and accept, the Assigned Property for the Consideration for each Loan, and hereby assumes all obligations and liabilities under, in regard to, or in connection with the Loan Documents, whether arising or accruing before or after the Assignment Time.

(b) It is intended that the conveyance of Seller’s right, title, interest and obligations in, to and under the Assigned Property pursuant to this Agreement shall constitute a purchase and sale and not a loan for federal and relevant state tax, bankruptcy and other purposes. After the Assignment Time, Seller shall have no right, title, interest, or obligation in, to and under the Assigned Property, and in the event of a bankruptcy of Seller, such Assigned Property shall not be included in Seller’s bankruptcy estate. No arrangement exists whereby Seller is to protect Standby Purchaser against (i) the risk of fluctuations in the market value of the Assigned Property or (ii) the risk of nonpayment by any Debtor.

(c) In satisfaction of the Consideration for the Assigned Property, Standby Purchaser agrees that Seller shall withhold the number of shares of Buyer Common Stock equal to the Consideration payable to Standby Purchaser pursuant to Section 2.07 of the Merger Agreement.

Section 3. Seller’s Representations and Warranties. Seller hereby makes each of the following representations and warranties to Standby Purchaser as of the date hereof (except as noted below) and the Assignment Time:

(a) Seller is an Arkansas corporation, with corporate powers and authority to own its properties and carry on its operations as now being conducted.

(b) Seller has full power, authority and legal right to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement (i) have been duly authorized by all necessary action on the part of Seller, (ii) do not contravene any provisions of law applicable to Seller, (iii) do not contravene the certificate of incorporation or bylaws of Seller and (iv) do not and will not result in any breach of, constitute a default under, any material indenture, mortgage, contract, agreement or instrument to which Seller is a party or by which it or its property is bound.

(c) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect any remedies for breaches hereof.

(d) There are no pending or, to the knowledge of Seller, threatened actions or proceedings before any court, administrative agency, or other governmental body that would materially and adversely affect the condition, business or operation of Seller or bring into question the validity of, or might in any way impair, the execution, delivery or performance by Seller of this Agreement.

(e) As of the Assignment Time, (i) no amendment or modification to the Loans has been executed by Seller and (ii) Seller has not assigned, sold, transferred, pledged or otherwise granted an interest in the Assigned Property to anyone other than Standby Purchaser.

Section 4. Seller’s Representations and Warranties Regarding the Assigned Property. Seller hereby makes each of the following representations and warranties as of the Assignment Time, in each case subject to Section 6(h):

(a) Each Loan:

(i) is a contract executed and delivered by a Debtor;

(ii) to the knowledge of Seller, based solely upon the closing certificates delivered on the date of Loan (if any), has been fully and properly authorized and executed by each Debtor and, to the knowledge of Seller, is in full force and effect; and

(iii) is not more than 30 days past due as of the Assignment Time.

(b) To the knowledge of Seller, no Loan is subject to any pending action or proceeding before any court, administrative agency, or other governmental body contesting the validity of such Loan.

(c) The full amount of each Loan has been funded; and no Loan contains a requirement on behalf of the holder thereof to extend additional financing to the related Debtor.

(d) No amendment or modification to the Loans not otherwise disclosed to Standby Purchaser has been executed by Bank.

(e) Bank has not assigned, sold, transferred, pledged or otherwise granted an interest in the Assigned Property, other than the Dividend.

(f) After giving effect to the Dividend and immediately prior to the sale provided for by this Agreement, Seller was the sole owner of the Assigned Property free and clear of Liens created by, through or under Seller and had the right to sell and assign all of its right, title and interest in and to all of the Assigned Property free and clear of Liens created by, through or under Seller. This Agreement vests in Standby Purchaser the Assigned Property free and clear of all Liens created by, through or under Seller, and the Assigned Property shall be and will remain free of all Liens created by, through or under Seller. Seller will take no action inconsistent with, and is estopped from challenging, Standby Purchaser’s ownership of the Assigned Property.

Section 5. Standby Purchaser’s Warranties and Representations. Standby Purchaser hereby warrants and represents to Seller as of the date hereof and the Assignment Time that:

(a) Standby Purchaser is ______________, with corporate powers and authority to own its properties and carry on its operations as now being conducted.

(b) Standby Purchaser has full power, authority and legal right to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement (i) have been duly authorized by all necessary action on the part of Standby Purchaser, (ii) do not contravene any provisions of law applicable to Standby Purchaser, (iii) do not contravene any of the organizational documents of Standby Purchaser and (iv) do not and will not result in any breach of, constitute a default under, any material indenture, mortgage, contract, agreement or instrument to which Standby Purchaser is a party or by which it or its property is bound.

(c) This Agreement constitutes the legal, valid and binding obligation of Standby Purchaser, enforceable against Standby Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect any remedies for breaches hereof.

(d) There are no pending or, to the knowledge of Standby Purchaser, threatened actions or proceedings before any court, administrative agency, or other governmental body that would materially and adversely affect the condition, business or operation of Standby Purchaser or bring into question the validity of, or might in any way impair, the execution, delivery or performance by Standby Purchaser of this Agreement.

(e) It understands that the conveyance of the Assigned Property, to the extent it may involve the sale of a security, is being offered and sold without registration under the Securities

Act and applicable state securities laws in reliance upon an exemption from the registration requirements of the Securities Act and applicable state securities laws. It has such knowledge and experience in business and financial matters necessary to evaluate the merits and risks of an investment in the Assigned Property and is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. It is experienced in making investments in transactions similar to the Assigned Property and that it is financially able to undertake the risks involved in such an investment.

(f) It understands that the conveyance of the Assigned Property may be subject to restrictions on transferability and resale under the terms of the Loans.

(g) It has independently and without reliance upon Seller conducted its own credit evaluation, reviewed such information as it has deemed adequate and appropriate and made its own analysis of the Assigned Property. It has not relied upon any investigation or analysis conducted by, advice or communication from, nor any warranty or representation by, Seller or any agent or employee of Seller, express or implied, concerning the financial condition of any Debtor or the value of the Loans, or the tax or economic benefits of an investment in the Assigned Property and has received no legal, tax or accounting advice from Seller.

(h) It has had access to all financial and other information that it deems necessary to evaluate the merits and risks of an investment in the Assigned Property including the opportunity to ask questions, receive answers and obtain additional information from Seller. Standby Purchaser acknowledges that Seller takes no responsibility for any information regarding any Debtor whether furnished by Seller or obtained by Standby Purchaser from another source.

(i) As of the Assignment Time, Standby Purchaser was the sole owner of the Buyer Common Stock delivered to satisfy the Consideration (the “Stock”) free and clear of Liens and had the right to sell and assign all of its right, title and interest in and to all of such Stock free and clear of Liens. This Agreement vests in Seller such Stock free and clear of all Liens.

Section 6. Covenants and Obligations.

(a) Promptly following the date of this Agreement, Standby Purchaser shall assist the Company and the Company Bank in marketing the sale of all Loans to one or more third party purchasers reasonably acceptable to Seller for net cash consideration equal to or in excess of the Brazilian Standby Purchase Price and on terms and conditions (i) that are no less favorable than the terms of this Agreement, except as reasonably agreed to by Seller or as needed to accurately reflect the parties and eliminate provisions relating to the Merger and Merger Agreement (including the conditions set forth on Schedule B and the provisions of Section 6(a) and (h) and Section 7 hereof) and may include customary conditions to the closing obligations of the third party purchaser(s) so long as those conditions do not create rights or liabilities other than the right of the third party purchaser(s) not to close or (ii) set forth under customary assignment documentation reasonably requested by such purchasers and reasonably acceptable to Seller. The Company shall be authorized to make the changes referenced in clauses (i) and (ii) above to the third party purchase agreement(s) and shall be a third party beneficiary of this sentence. Any sale of the Loans to a third party purchaser shall result in the purchase of all Loans and shall occur prior to the Closing (as defined in the Merger Agreement) of the transactions contemplated by this Agreement and the Merger Agreement.

(b) Promptly following the date of this Agreement, Standby Purchaser shall seek and obtain, and shall assist the Company and the Company Bank in seeking and obtaining, prior to the Closing Date and at Standby Purchaser’s sole cost and expense, all consents necessary or desirable to transfer the Assigned Property from Seller to Standby Purchaser, including, without limitation, consents from the Federal Reserve System, BNY Mellon, the Debtors and such other Persons as described on Schedule A hereto.

(c) All amounts received by Seller in respect of amounts due under or on account of the Assigned Property on and after the Assignment Time shall be held by Seller in trust for Standby Purchaser, and Seller shall promptly transfer any amounts so received to Standby Purchaser. All amounts received by Standby Purchaser in respect of amounts due under or on account of the Assigned Property prior to the Assignment Time shall be held by Standby Purchaser in trust for Seller, and Standby Purchaser shall promptly transfer any amounts so received to Seller.

(d) Seller, from time to time, at the reasonable request and reasonable cost and expense of Standby Purchaser, shall execute and deliver such further acknowledgments, agreements and instruments of assignment, transfer and assurance and do all such further acts and things as may be reasonably necessary or appropriate to give effect to the provisions hereof and to further confirm the rights, titles and interests hereby sold, assigned and transferred to Standby Purchaser. Pursuant to the above, Seller shall, upon Standby Purchaser’s reasonable request, (i) cooperate in communications providing for the transfer of each Loan’s ownership on the register of the bond registrar, and (ii) execute and deliver to Standby Purchaser such additional assignments, endorsements, financing statements and other documents as shall be required to convey or perfect Standby Purchaser’s right, title and interest in any of the Loans, Loan Documents, Assigned Property or security instruments.

(e) Within five Business Days after the Assignment Time, Seller shall deliver to Standby Purchaser the original executed Limited Power of Attorney in the form of Schedule D hereto and the executed notice of assignment in the form of Schedule C hereto.

(f) Within 30 days after the Assignment Time, Seller shall deliver to Standby Purchaser the original Loan Documents in Seller’s or Bank’s possession relating to the Assigned Property (copies of which have been provided to Standby Purchaser prior to the Assignment Time).

(g) The parties hereto agree that except as set forth in Sections 3 and 4 hereof, Seller has not heretofore made, nor does it make by this Agreement, any representations or warranties, and Seller assumes no liabilities or responsibilities, with respect to the due execution by any Debtor or the legality, validity, sufficiency, enforceability of or collectability under any Loan or any document related thereto. Except as set forth in Sections 3 and 4 hereof (subject to Section 6(h), SELLER CONVEYS THE ASSIGNED PROPERTY WITH ALL FAULTS AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

(h) The parties hereto agree that each of the representations and warranties by the Seller in Section 4 (i) are based solely on, and are made assuming the truth and accuracy of, the representations and warranties of Company and Company Bank made, in writing, to Seller in the Merger Agreement or any certificate thereunder, and (ii) in each case, are made as of the date of such representations and warranties of Company and Company Bank.

(i) Seller will mark its electronic and written records to indicate that the Assigned Property has been sold to Standby Purchaser and Seller will treat the sale of the Assigned Property as a sale for accounting purposes. For tax reporting purposes, Seller will treat the sale from Seller in a manner that is consistent with the treatment for accounting purposes. Seller has no right to repurchase Assigned Property, and Seller retains no interest whatsoever in the Assigned Property.

Section 7. Indemnification. From and after the Effective Time, the Standby Purchaser shall indemnify, defend, and hold Seller, Bank and its officers, directors, agents, partners, members, controlling entities, and employees (collectively, “Seller Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that any Seller Indemnitee incurs or suffers as a result of or arising out of a breach of any of Standby Purchaser’s representations, warranties, covenants or agreements in this Agreement. If the Loans are transferred to a third party pursuant Section 6(a), the foregoing indemnity shall not apply; otherwise, the foregoing indemnity is a continuing obligation, separate and independent from the other obligations of the Standby Purchaser hereunder and survives closing of the transfer of the Loans to Standby Purchaser hereunder. It is not necessary for any Seller Indemnitee to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

Section 8. Severability. If any part of this Agreement shall be contrary to any law that Standby Purchaser might seek to apply or enforce or should otherwise be defective, the other provisions hereof shall not be affected thereby but shall continue in full force and effect, to which end they are hereby declared severable.

Section 9. Notices. Any notice required or permitted to be given by Seller or Standby Purchaser to the other shall be deemed to have been given if personally delivered or sent by overnight delivery or by telecopy confirmed by a writing addressed to the party at such address or addresses as shown beneath such party’s signature on the execution page hereof or at such other address as one party shall hereafter furnish to the other in writing.

Section 10. Headings. The headings of the paragraphs of this Agreement are for convenience only and shall not be used to interpret or construe this Agreement.

Section 11. Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 12. Entirety; Amendments. This Agreement contains the entire agreement between Seller and Standby Purchaser with respect to the subject matter hereof and supersedes all prior agreements and understandings relating thereto. No other agreement will be effective to change, modify or terminate this Agreement in whole or in part unless such agreement is in writing and duly executed by Seller and Standby Purchaser. No representations, inducements, promises or agreements, oral or otherwise, that are not embodied herein (or any other written instrument or document delivered pursuant hereto or in connection herewith) will be of any force or effect.

Section 13. Assignment. This Agreement inures to the benefit of, and is binding upon, the successors and assigns of the parties hereto.

Section 14. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflict of laws principles of such State that would apply the laws of another jurisdiction) shall govern the validity, construction, enforcement and interpretation of this Agreement and the rights of the parties hereunder.

Section 15. Waiver of Jury Trial. SELLER AND STANDBY PURCHASER HEREBY UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE ASSIGNED PROPERTY, ANY DEALINGS BETWEEN SELLER AND STANDBY PURCHASER RELATING TO THE SUBJECT MATTER HEREOF, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN SELLER AND STANDBY PURCHASER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 16. Consent to Jurisdiction; Service of Process.

(a) In connection with any issue or controversy arising in relation to this Agreement, the Loan Documents, the Assigned Property or the transaction contemplated thereby, the parties consent to the nonexclusive jurisdiction of the state courts of the State of New York and the United States District Court for the Southern District of New York.

(b) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9. Standby Purchaser hereby irrevocably and unconditionally (i) agrees that service of all writs, process and summonses in any suit, action or proceeding brought with respect to this Agreement may be made upon ____________, presently located at ______________ (the “Process Agent”) and Standby Purchaser hereby confirms and agrees that the process agent has been duly and irrevocably appointed as its respective agent to accept such service for a period ending on two years after the termination of this Agreement of any and all such writs, processes and summonses, and agrees that the failure of the process agent to give any notice of any such service of process to Standby Purchaser shall not impair or affect the validity of such service or of any judgment based thereon. If the Process Agent shall cease to serve as agent for Standby Purchaser to receive service of process hereunder, Standby Purchaser shall promptly appoint a successor agent satisfactory to Seller. Standby Purchaser hereby further consents to the service of process in any suit, action or proceeding by the mailing thereof by Seller by registered or certified mail, postage prepaid, at its notice address set forth in this agreement, and (ii) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law, or shall limit the right to sue in any other jurisdiction.

[Remainder of page intentionally left blank; execution page follows.]

IN WITNESS WHEREOF, Seller and Standby Purchaser have executed this Agreement by one of their respective duly authorized officers, as of the date first above written.

SELLER:

BANK OF THE OZARKS, INC.

By:
Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

STANDBY PURCHASER:

[NAME OF STANDBY PURCHASER]

By:
Name:
Title:

Address:

Attention:
Telephone:
Facsimile:
Email:

[EXECUTION PAGE OF STANDBY PURCHASE AGREEMENT]

SCHEDULE B

CONDITIONS PRECEDENT TO ASSIGNMENT

The obligations of Seller to sell the Assigned Property to Standby Purchaser are subject to Seller’s satisfaction with, or waiver of, the following conditions, including required deliverables in form and substance reasonably acceptable to Seller and at Standby Purchaser’s expense:

1. Merger. The Merger shall have become effective.

2. Representations. Both before and after giving effect to the Merger and the assignment of the Assigned Property, Standby Purchaser shall be in compliance in all material respects with the terms of this Agreement and the Company and the Company Bank shall be in compliance in all material respects with the terms of the Merger Agreement. Each representation and warranty made by Standby Purchaser herein and by the Company and the Company Bank in the Merger Agreement shall be true and correct in all material respects, as of the Assignment Time.

3. Absence of Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that challenges the transactions contemplated by this Agreement or the Merger Agreement, except for shareholder litigation arising out of or in connection with the Merger.

4. Consents. Seller shall have received satisfactory evidence that all consents and approvals of all Persons, including all requisite Governmental Authorities and the consents identified on Schedule E, needed or required for the consummation of the assignment of the Assigned Property shall have been received.

5. Consideration. The Standby Purchaser shall be the owner of the number of shares of Buyer Common Stock that is equivalent to the Consideration and such shares shall be in the possession of Seller, or its agent.

6. Corporate Due Diligence. Seller shall have received, in form and substance satisfactory to Seller, updated certificates with respect to Standby Purchaser, certifying as to Standby Purchaser’s organizational documents, good standing and qualifications, resolutions or written consents, as applicable, incumbency and such other matters reasonably requested by and reasonably satisfactory to Seller. Any such documents previously provided to Seller shall not have been amended and shall remain in full force and effect, except as otherwise acceptable to Seller.

The obligations of Standby Purchaser to acquire the Assigned Property from the Seller are subject to the Standby Purchaser’s satisfaction with, or waiver of, the following conditions, including required deliverables in form and substance reasonably acceptable to Standby Purchaser:

1. Merger. The Merger shall have become effective.

2. Representations. Both before and after giving effect to the Merger and the assignment of the Assigned Property, Seller shall be in compliance in all material respects with the terms of this

Agreement. Each representation and warranty made by Seller or Bank herein shall be true and correct in all material respects, as of the Assignment Time.

3. Consents. Standby Purchaser shall have received satisfactory evidence that all consents and approvals of all Persons, including all requisite Governmental Authorities and the consents identified on Schedule E, needed or required for the consummation of the assignment of the Assigned Property shall have been received.

SCHEDULE C

NOTICE OF ASSIGNMENT

_________, 2016

Bank of the Ozarks, Inc. (“Seller”) has absolutely sold and assigned to ___________ (“Standby Purchaser”) all of Seller’s right, title, interest and obligations in, to and under the following obligations (the “Loans”):

You are instructed to remit all amounts payable with respect to the Loans as follows until otherwise directed in writing by Standby Purchaser:

Wiring Info:
Routing Info:
Account #:
Bank Name:
Bank Address:

Reference:

Standby Purchaser’s address for notice purposes is:

BANK OF THE OZARKS, INC., Seller

SCHEDULE D

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Bank of the Ozarks, Inc. (“Seller”), does hereby irrevocably make, constitute and appoint ____________ (“Standby Purchaser”) and any present or future officer of Standby Purchaser as its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, in the name of Seller, or otherwise to (a) take such actions to legalize this Limited Power of Attorney with the Consulate General of Brazil, (b) make such filings in the Information System – SISBACEN of the Central Bank of Brazil to effectuate the assignment from Standby Purchaser to Seller of the Loans with a Registro de Operacão Financeira number, (c) collect all sums due under the Loans listed in Exhibit A hereto (the “Loans”), (d) take possession of and to endorse in the name of Seller any instrument for payment of monies received on account of the Loans, (e) send notices of assignment to the obligors under the Loans and (f) file assignments, terminations and releases of Seller’s interests in the Loans and the property subject thereto. This Limited Power of Attorney shall expire, automatically and without further action, on ________, 2016.

Capitalized terms used herein but not defined shall have the meanings as set forth in the Standby Purchase Agreement between Seller and Standby Purchaser dated __________, 2015.

Dated: ________, 2016.

IN WITNESS WHEREOF, Seller has caused its corporate name to be subscribed hereto by its authorized officer.

BANK OF THE OZARKS, INC.

By:
Name:
Title:	Authorized Signatory

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this day of , 20 by of Bank of the Ozarks, an Arkansas corporation, on behalf of the corporation. He/She is personally known to me or has produced as identification.

(Printed Name)
Notary Public

EXHIBIT A TO POWER OF ATTORNEY